UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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H&E Equipment Services, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 28, 2006

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of H&E Equipment Services, Inc. to be held at the Sheraton Baton Rouge, 102 France Street, Baton Rouge, Louisiana 70802, on Tuesday, June 6, 2006, at 9:00 a.m. central daylight time.

At the meeting you will be asked to vote for the election of our directors, to approve an amendment to and restatement of our 2006 Stock-Based Incentive Compensation Plan and to ratify the selection of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006. I encourage you to vote for the nominees for director, for the amendment to and restatement of our 2006 Stock-Based Incentive Compensation Plan and for ratification of the appointment of BDO Seidman, LLP.

Whether or not you are able to attend the meeting in person, I urge you to sign and date the enclosed proxy and return it promptly in the enclosed envelope, or follow the telephone or internet voting instructions that appear on the enclosed proxy card.

Very truly yours,
H&E EQUIPMENT SERVICES, INC.

John M. Engquist
President & Chief Executive Officer

Notice of Annual Meeting of Stockholders

To Our Stockholders:

You are invited to attend the H&E Equipment Services, Inc. 2006 Annual Meeting of Stockholders.

Date:	June 6, 2006
Time:	9:00 a.m. central daylight time
Place:	Sheraton Baton Rouge
102 France Street
Baton Rouge, Louisiana 70802

Only stockholders who owned stock of record at the close of business on April 24, 2006 can vote at this meeting or any adjournments that may take place.

The purposes of the Annual Meeting are:

(1)         to elect six directors, each for a term of one year or until their respective successors have been elected and qualified;

(2)         to approve an amendment to and restatement of the Company’s 2006 Stock-Based Incentive Compensation Plan;

(3)         to ratify the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006;

(4)         to transact any other business that may properly come before the meeting.

We consider your vote important and encourage you to vote as soon as possible.

By Order of the Board of Directors,

Leslie S. Magee
Chief Financial Officer and Secretary
April 28, 2006

PROXY STATEMENT

This Proxy Statement and the accompanying proxy card are being mailed on or about May 5, 2006, to owners of shares of common stock of H&E Equipment Services, Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors for the 2006 Annual Meeting of Stockholders. This proxy procedure is necessary to permit all holders of common stock, many of whom are unable to attend the Annual Meeting, to vote. The Board of Directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

VOTING PROCEDURES

Your vote is very important.   Your shares can only be voted at the Annual Meeting if you are present in person or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to ensure that your shares will be represented. Most stockholders have a choice of voting by means of the Internet (www.continentalstock.com), by using a toll-free telephone number (1-866-894-0537) or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telephone and internet access charges for which you will be responsible. Also note that proxies submitted by telephone or the Internet must be received by 7:00 p.m., EDT, on June 5, 2006.

You may revoke this proxy at any time before it is voted by written notice to the corporate Secretary of the Company, by submission of a proxy bearing a later date or by casting a ballot at the Annual Meeting. Unless properly revoked, properly executed and delivered proxies that are received before the Annual Meeting’s adjournment or any adjournment thereof will be voted in accordance with the directions provided or, if no directions are provided, those shares will be voted by one of the individuals named on your proxy card as recommended by the Board of Directors. If you wish to give a proxy to someone other than those named on the proxy card, you should cross out those names and insert the name(s) of the person(s), not more than three, to whom you wish to give your proxy.

If you want to vote in person at the Annual Meeting and you hold shares of Company common stock in street name, you must obtain a proxy card from your broker and bring that proxy card to the Annual Meeting, together with a copy of a brokerage statement reflecting your stock ownership as of the record date.

Who can vote?   Only stockholders of record as of the close of business on April 24, 2006 are entitled to vote. On that day, approximately 38,192,094 shares of common stock were outstanding and eligible to vote, and there were 41 record holders. Each share is entitled to one vote on each matter presented at the Annual Meeting. A list of stockholders eligible to vote will be available at the offices of H&E Equipment Services, Inc., 11100 Mead Road, Suite 200, Baton Rouge, Louisiana 70816 beginning May 26, 2006. Stockholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

How does the Board recommend I vote?   The Board recommends a vote FOR each Board nominee, FOR the approval of the amendment to and restatement of the Company’s 2006 Stock-Based Incentive Compensation Plan and FOR ratification of the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm.

What shares are included in the proxy card?   Each proxy card you receive represents all the shares of common stock registered to you in that particular account. You may receive more than one proxy card if you hold shares that are either registered differently or in more than one account. Each share of common stock that you own entitles you to one vote.

How do I vote by proxy?   Most stockholders have three ways to vote by proxy: by telephone, via the Internet or by returning the proxy card. To vote by telephone or via the Internet, follow the instructions set forth on each proxy card you receive. To vote by mail, sign and date each proxy card you receive, mark the boxes indicating how you wish to vote, and return the proxy card in the postage-paid envelope provided. Do not return the proxy card if you vote via the Internet or by telephone.

How are votes counted?   The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of common stock entitled to vote, is represented at the Annual Meeting in person or by proxy. Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached. When nominees, such as banks and brokers, holding shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners by the tenth day before the Annual Meeting, the nominees may vote those shares only on matters deemed routine.

Because directors are elected by a plurality of the votes cast, abstentions will have no effect on the election of directors (Item 1). Because Item 2 and Item 3 require for their approval the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote, any abstentions will have the effect of votes against, and any broker non-votes will not have any effect on these Items.

Who will count the vote?   The Company’s Transfer Agent and Registrar, Continental Stock Transfer & Trust Company, will tally the vote.

Who is soliciting this proxy?   Solicitation of proxies is made on behalf of the Board of Directors of the Company. The Company will pay the cost of preparing, assembling and mailing the notice of Annual Meeting, proxy statement and proxy card. In addition to the use of mail, proxies may be solicited by directors, officers and regular employees of the Company, without additional compensation, in person or by telephone or other electronic means. The Company will reimburse brokerage houses and other nominees for their reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of the Company’s common stock. The Company will pay no additional compensation to our officers, directors or employees for these activities.

What if I can’t attend the meeting?   If you are unable to attend the meeting in person and you intend to vote, you must vote your shares by proxy, via the Internet or by telephone by the applicable deadline.

SPECIAL NOTE REGARDING THE COMPANY

In connection with our initial public offering of our common stock in February 2006, we converted H&E Equipment Services L.L.C. (“H&E LLC”), a Louisiana limited liability company and the wholly-owned operating subsidiary of H&E Holdings L.L.C. (“H&E Holdings”) into H&E Equipment Services, Inc., a Delaware corporation. Prior to our initial public offering, our business was conducted through H&E LLC. In order to have an operating Delaware corporation as the issuer for our initial public offering, H&E Equipment Services, Inc. was formed as a Delaware corporation and a wholly-owned subsidiary of H&E Holdings, and immediately prior to the closing of the initial public offering on February 3, 2006, H&E LLC and H&E Holdings merged with and into us (H&E Equipment Services, Inc.), with us surviving the reincorporation merger as the operating company, (collectively, the “Reorganization Transactions”).

At December 31, 2005, H&E LLC was a wholly-owned subsidiary of H&E Holdings. Effective February 3, 2006, H&E LLC and Holdings no longer existed. Before February 3, 2006, H&E Equipment Services, Inc. had no operations.

CORPORATE GOVERNANCE

In accordance with the Delaware General Corporation Law and the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, the Company’s business, property and affairs are managed under the direction of the Board of Directors. Although the Company’s non-management directors are not involved in the day-to-day operating details, they are kept informed of the Company’s business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by the officers of the Company at meetings of the Board of Directors and committees of the Board of Directors.

Independence.   The Board has determined that two of the Company’s six directors are “independent” as defined in the applicable NASDAQ listing standards, including that each such director is free of any relationship that would interfere with his individual exercise of independent judgment. The following directors were determined to be independent: Keith E. Alessi and Lawrence C. Karlson. In accordance with applicable NASDAQ listing standards, the Company is required to have a majority of independent directors by February 2007 and the Company intends to add more independent directors prior to that time.

Meetings of the Board of Directors and Stockholders.   It is the policy of the Board to meet at least quarterly. The Board of Directors held one meeting in fiscal year 2005 following the Company’s incorporation in September 2005. Each of the incumbent directors attended that meeting. Directors are encouraged to attend the Annual Meeting of Stockholders. No Annual Meeting of Stockholders was held in fiscal year 2005. The Board expects in fiscal year 2006 to hold regular executive sessions where non-management directors meet without management participation.

Corporate Governance Matters.   The Board adopted a Code of Conduct and Ethics for Employees, Officers and Directors of H&E Equipment Services, Inc. (“Code of Conduct”) on January 23, 2006. Under this Code of Conduct, no employee or officer may serve as a director of any outside business concern other than on behalf of the Company, without the written approval of the President or the Chief Financial Officer of the Company. The Charter of the Corporate Governance and Nominating Committee empowers the Corporate Governance and Nominating Committee to at least once a year review the independence of the members of the Board of Directors and consider questions of conflicts of interest. The Corporate Governance and Nominating Committee will identify, analyze, and if possible, resolve any actual and potential conflicts of interest a Board member has or may have. In connection with an actual or potential conflict of interest, the Corporate Governance and Nominating Committee may issue to such member instructions concerning the manner in which he should conduct himself, as applicable. There are no pre-determined limitations on the number of other boards of directors on which the directors of the Company may serve; however, the Board expects individual directors to use judgment in accepting other directorships and to allow sufficient time and attention to Company matters. There are no set term limits for directors, however as long as the Board is not classified, the Corporate Governance and Nominating Committee will review each director’s continuation on the Board annually.

Communications with the Board of Directors.   If you would like to communicate with the Company’s directors, please send a letter to the following address:  H&E Equipment Services, Inc., Attention: Board of Directors c/o corporate Secretary, 11100 Mead Road, Suite 200, Baton Rouge, Louisiana 70816. The Company’s corporate Secretary will review each such communication and forward a copy to each member of the Board of Directors.

Code of Conduct.   The Company is committed to ethical business practices. The Company adopted a corporate code of conduct in January 2006. This code of conduct applies to all of the Company’s employees and directors and includes the code of ethics for the Company’s principal executive officer, principal financial officer, and principal accounting officer within the meaning of the Securities and Exchange Commission (“SEC”) regulations adopted under the Sarbanes-Oxley Act of 2002, as amended. The Company’s corporate code of conduct can be found on the Company’s website at www.he-equipment.com. Please note that none of the information on the Company’s website is incorporated by reference in this proxy statement.

Committees of the Board of Directors.   The Board of Directors currently has four standing committees. Charters for the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee can be found on the Company’s website at www.he-equipment.com. The charter for the Finance Committee has not yet been adopted, but, following its adoption, that charter will be posted on the Company’s website.

Audit Committee—The Audit Committee was established under a written charter adopted in January 2006 and which became effective as of the time the Company was first listed on NASDAQ. The

Audit Committee provides assistance to the Board in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community, and others relating to (i) the integrity of the Company’s financial statements and financial reporting process; (ii) systems of internal accounting and financial controls; (iii) performance of the Company’s independent auditors; (iv) the independent auditor’s qualifications and independence; (v) the annual independent audit of the Company’s financial statements; (vi) the legal compliance and ethics programs established by Company management and the Board; and (vii) the Company’s compliance with ethics policies and legal policies and regulatory requirements. In so doing, it is the responsibility of the Committee to maintain free and open communication among the Committee, the independent registered public accounting firm and Company management. A detailed list of the Audit Committee’s functions is included in its charter, which is attached to this proxy statement as Appendix A.

The current members of the Audit Committee are Messrs. Alessi, Karlson and Sawyer. The Board has determined in its business judgment that each member of the Audit Committee is financially literate and that Messrs. Alessi and Karlson are “independent” as defined in the applicable NASDAQ listing standards and the applicable rules under the Securities and Exchange Act of 1934 as in effect on the date this proxy statement is first being mailed to stockholders (the “Exchange Act”). In addition, the Board has determined that Mr. Alessi is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. In accordance with applicable NASDAQ listing standards, the Company’s Audit Committee is required to consist solely of independent directors by February 2007 and the Board of Directors intends to remove Mr. Sawyer from the committee and to add a new independent director to the committee by that time. The Company was formed in connection with our initial public offering (see “Special Note Regarding the Company”), and the Company did not become an operating company until the closing of our initial public offering in February 2006. Accordingly, the Audit Committee did not meet in fiscal year 2005.

Compensation Committee—The Compensation Committee was established under a written charter adopted in January 2006 and which became effective as of the time the Company was first listed on NASDAQ. The Compensation Committee discharges the Board’s responsibilities relating to the compensation of the Company’s Chief Executive Officer, the Company’s other executive officers and its directors. The Compensation Committee has overall responsibility for evaluating and approving executive officer and director compensation plans, policies and programs of the Company, as well as all equity-based compensation plans and policies, including the 2006 Stock-Based Incentive Compensation Plan.

The current members of the Compensation Committee are Messrs. Alessi, Bruckmann and Karlson. The Board has determined in its business judgment that Messrs. Alessi and Karlson are “independent” as defined in the applicable NASDAQ listing standards. In accordance with applicable NASDAQ listing standards, the Company’s Compensation Committee is required to consist solely of independent directors by February 2007 and the Board intends to remove Mr. Bruckmann and add one new independent director to the committee by that time. The Company was formed in connection with our initial public offering (see “Special Note Regarding the Company”), and the Company did not become an operating company until the closing of our initial public offering in February 2006. Accordingly, the Compensation Committee did not meet in fiscal year 2005.

Corporate Governance and Nominating Committee—The Corporate Governance and Nominating Committee was established under a written charter adopted in January 2006 and which became effective as of the time the Company was first listed on NASDAQ. The primary functions of the Corporate Governance and Nominating Committee is (i) to assist the Board by identifying individuals qualified to become Board members and members of Board committees, to recommend to the Board the director nominees for the next annual meeting of stockholders, and to recommend to the Board nominees for each committee of the Board; (ii) to lead the Board in its annual review of the Board’s, its committee’s and management’s performance; (iii) to monitor the Company’s corporate governance structure; and (iv) to periodically review and recommend to the Board any proposed changes to corporate governance guidelines applicable to the Company. The Corporate Governance and Nominating Committee identifies individuals, including those properly submitted and recommended by stockholders, believed to be qualified as candidates for Board membership. The Corporate Governance and Nominating Committee has the authority to retain search firms to assist it in identifying candidates to serve as directors. In addition to any other qualifications the Corporate Governance and Nominating Committee may in its discretion deem appropriate, all director candidates, at a minimum, (i) should possess the highest personal and professional ethics, integrity and values, (ii) should have substantial experience which is of particular relevance to the Company, and (iii) should have sufficient time available to devote to the affairs of the Company. In identifying candidates, the Corporate Governance and Nominating Committee will also take into account other factors it considers appropriate, which include ensuring that a majority of directors satisfy the independence requirements of NASDAQ, the SEC or other appropriate governing body and that the Board as a whole is comprised of directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions.

The Corporate Governance and Nominating Committee considers stockholder nominees for directors in the same manner as nominees for director from other sources. Stockholder suggestions for nominees for director should be submitted to the Company’s corporate Secretary no later than the date by which stockholder proposals for action must be submitted (see “Submission of Stockholder Proposals and Director Nominations”) and should include the following information: (a) the recommending stockholder’s name, address, telephone number and the number of shares of the Company’s stock held by such individual or entity and (b) the recommended candidate’s biographical data, statement of qualification and written consent to nomination and to serving as a director, if elected.

The current members of the Corporate Governance and Nominating Committee are Messrs. Alessi, Bruckmann and Karlson. The Corporate Governance and Nominating Committee consists of two directors, each of whom the Board has determined in its business judgment are “independent” as defined in the applicable NASDAQ listing standards. The Company was formed in connection with our initial public offering (see “Special Note Regarding the Company”) and the Company did not become an operating company until the closing of our initial public offering in February 2006. Accordingly, the Corporate Governance and Nominating Committee did not meet in fiscal year 2005.

Finance Committee—The Finance Committee was established by the Board of Directors in February 2006. The Finance Committee will oversee and review certain financial matters and policies of the Company and the implementation of such plans and policies.

The current members of the Finance Committee are Messrs. Bruckmann, Engquist and Karlson.

Director Compensation.   During 2005, Messrs. Bruckmann and Bagley did not receive compensation for their service as directors of the Company. All other non-employee directors received a quarterly retainer of $5,000. In addition, non-employee directors received $2,000 per board meeting attended and $1,000 per board conference call attended. Each non-employee director of H&E LLC who served on a committee received $1,000 per committee meeting attended and $500 per committee call attended. During fiscal year 2005, non-employee directors of H&E LLC who served as committee chairs received $2,000 annually payable in quarterly installments. The Company intends to continue payments in the same amounts for committee service in fiscal year 2006. On February 22, 2006, the Board of Directors approved a one time grant of 15,000 stock options to each of Messrs. Alessi, Karlson and Sawyer. An annual grant of 1,500 stock options to each non-employee director beginning in fiscal year 2007 was also approved. All such stock options will vest in three equal parts over a period of three years and are subject to stockholder approval of the amendment to and restatement of the Company’s 2006 Stock-Based Incentive Compensation Plan, as described below.

SUBMISSION OF STOCKHOLDER PROPOSALS AND
DIRECTOR NOMINATIONS

Under the rules of the SEC, stockholders wishing to have a proposal included in the Company’s proxy statement for the 2007 Annual Meeting of Stockholders must submit the proposal so that the corporate Secretary of the Company receives it no later than January 5, 2007.  The SEC rules set forth standards as to what stockholder proposals are required to be included in a proxy statement. Under the Company’s Amended and Restated Bylaws, certain procedures must be followed for a stockholder to nominate persons as directors or to introduce a proposal at an annual meeting. A stockholder wishing to make a nomination for election to the Board of Directors or to have a proposal presented at an annual meeting must submit written notice of such nomination or proposal so that the corporate Secretary of the Company receives it not less than that date which is 120 days prior to the one year anniversary of the date the Company’s proxy statement was released to stockholders in connection with the preceding year’s annual meeting; provided, however, that in the event that the Company did not hold an annual meeting the preceding year or if the date of the annual meeting is changed by more than 30 days from the date of the preceding year’s annual meeting, notice by the stockholder must be delivered within a reasonable time before the Company prints and mails its proxy materials in connection with the annual meeting. The Company’s Amended and Restated Bylaws set forth certain informational requirements for stockholders’ nominations of directors and proposals.

ELECTION OF DIRECTORS
(ITEM 1 ON PROXY CARD)

The Company’s Amended and Restated Bylaws provide that the Company’s business shall be managed by a Board of Directors ranging from five to nine members. The number of directors may be increased or decreased from time to time by resolution of the Board of Directors. The Company’s Board of Directors is currently comprised of six members. Directors shall be elected at the annual meeting of the stockholders and each director elected shall hold office until a successor is duly elected and qualified or until his or her death, resignation or removal.

The Corporate Governance and Nominating Committee identifies and recommends director candidates to serve on the Board. Director candidates are then nominated for election by the Board of Directors. Stockholders are also entitled to nominate director candidates for election in accordance with the procedures set forth in the Company’s Amended and Restated Bylaws.

At the Annual Meeting, six directors are to be elected. The Company is required to have a majority of independent directors by February 2007 and the Company intends to add more independent directors by that time. All of the director nominees are currently directors of the Company and have been recommended for election by the Corporate Governance and Nominating Committee. All nominees have consented to being named as nominees for directors of the Company and have agreed to serve if elected. If some or all of the nominees should become unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for any remaining nominee(s) and any substitute nominee(s) designated by the Board of Directors. In no event, however, will the shares represented by proxy be voted for more than six nominees. Director elections are determined by a plurality of the votes cast.

Set forth below is information regarding each nominee for director.

Nominees For Directors

Gary W. Bagley has served as Chairman and Director of the Company since the formation of H&E Equipment Services, Inc. in September 2005. He had served as Chairman and Director of H&E LLC, the predecessor to the Company, from its formation in 2002 until its merger with and into the Company. Mr. Bagley served as President of ICM Equipment Company L.L.C. (“ICM”) since 1996 and Chief Executive Officer from 1998 until H&E LLC was formed in June 2002, when he became executive Chairman of H&E LLC. He retired as an executive of H&E LLC in 2004. Prior to 1996, he held various positions at ICM, including Salesman, Sales Manager and General Manager. Prior to that, Mr. Bagley served as Vice President and General Manager of Wheeler Machinery Co. Since our acquisition of Eagle High Reach Equipment, LLC and Eagle High Reach Equipment, Inc. in February 2006, Mr. Bagley has served as a manager and director, respectively, of Eagle High Reach Equipment, LLC and Eagle High Reach Equipment, Inc. Previously, Mr. Bagley served as interim Chief Executive Officer and a director of Eagle High Reach Equipment, Inc. since February 2004 and as Chief Executive Officer and as a director of Eagle High Reach Equipment, LLC since December 2004. Mr. Bagley has served on a number of dealer advisory boards and industry association boards.

John M. Engquist has served as President, Chief Executive Officer and Director of the Company since its formation in September 2005. He had served as President, Chief Executive Officer and Director of H&E LLC from its formation in 2002 until its merger with and into the Company. He served as President and Chief Executive Officer of Head & Engquist Equipment, LLC (“Head and Engquist”) from 1990 and Director of Gulf Wide Industries, LLC (“Gulf Wide”) from 1995, both predecessor companies of H&E LLC. From 1975 to 1990, he held various operational positions at Head & Engquist, starting as a mechanic’s helper. Mr. Engquist serves on the Board of Directors of Cajun Constructors, Inc. and Business First Bank and on the Professional Advisory Board of Directors of St. Jude Children’s Research Hospital in Memphis, Tennessee.

Keith E. Alessi has been a Director of the Company since its formation in September 2005 and Chairman of the Audit Committee since January 2006. He served as a Director and Chairman of the Audit Committee of H&E LLC from November 2002 until its merger with and into the Company. Mr. Alessi has been Chairman and Chief Executive Officer (and owner) of Lifestyles Improvement Centers LLC since February 2003. Mr. Alessi has also been an Adjunct Professor of Law at The Washington and Lee University School of Law since 1999 and Adjunct Professor at The University of Michigan Graduate School of Business Administration since 2001. He is a director and the chairman of the audit committees for Town Sports International, Inc., MWI Veterinary Supply, Inc. and O’Sullivan Industries LLC. Mr. Alessi was previously Chairman and CEO of Telespectrum Worldwide, Inc. from April 1998 to February 2000 and Jackson Hewitt, Inc. from May 1996 to April 1998. Mr. Alessi is a Certified Public Accountant.

Bruce C. Bruckmann has been a Director of the Company since its formation in September 2005. He had served as a Director of H&E LLC from its formation in 2002 until its merger with and into the Company. Mr. Bruckmann had served as a director of both predecessor companies, Head & Engquist and ICM. Mr. Bruckmann is a founder and has been a Managing Director of Bruckmann, Rosser, Sherrill & Co., L.L.C. since its formation in 1995. He served as an officer of Citicorp Venture Capital Ltd. from 1983 through 1994. Prior to joining Citicorp Venture Capital, Mr. Bruckmann was an associate at the New York law firm of Patterson, Belknap, Webb & Tyler. Mr. Bruckmann is a director of Mohawk Industries, Inc., MWI Veterinary Supply, Inc., Town Sports International, Inc. and a number of private companies.

Lawrence C. Karlson has been a Director of the Company since its formation in September 2005. He had served as a Director of H&E LLC from its formation in 2002 until its merger with and into the Company. In 1983, Mr. Karlson formed Nobel Electronics, an autonomous business unit of AB Bofors. In 1986, Nobel Electronics was merged into Pharos AB, of which Mr. Karlson became President and Chief Executive Officer. In 1990, Mr. Karlson stepped down as President and Chief Executive Officer, and was named Chairman. Later in 1990, Pharos AB and affiliated entities acquired Spectra Physics, Inc. and began operating under the name Spectra Physics, Inc. Mr. Karlson continued serving as Chairman until retiring in 1993. Mr. Karlson currently provides consulting services to a wide variety of businesses. He also sits on the Board of Directors of CDI Corp., Mikron Infrared, Inc., and a number of private companies.

John T. Sawyer has been a Director of the Company since its formation in September 2005. He had served as a Director of H&E LLC from its formation in 2002 until its merger with and into the Company.  Mr. Sawyer is President of Penhall Company, a portfolio company of Bruckmann, Rosser, Sherrill & Co., L.L.C. He joined Penhall in 1978 as the Estimating Manager of the Anaheim Division. In 1980, Mr. Sawyer was appointed Manager of Penhall’s National Contracting Division, and in 1984, he assumed the position of Vice President and became responsible for managing all construction services divisions. Mr. Sawyer has been President of Penhall since 1989.

The Board of Directors recommends a vote FOR each of the listed nominees.

APPROVAL OF AMENDMENT TO AND RESTATEMENT OF THE
2006 STOCK-BASED INCENTIVE COMPENSATION PLAN
(ITEM 2 ON PROXY CARD)

The 2006 Stock-Based Incentive Compensation Plan (the “Original Plan”) was adopted by the Board of Directors and approved by the Company’s stockholders in January 2006 prior to the Company’s initial public offering. On February 22, 2006, the Board of Directors approved the amendment to and restatement of the Original Plan (as amended and restated, the “Proposed Plan”), subject to the approval of stockholders at the Annual Meeting. The purpose of the amendment and restatement is to provide for the inclusion of non-employee directors as persons eligible to receive awards under the Proposed Plan. The text of Proposed Plan is attached as Appendix B.

Summary of Material Terms

The aim of this Proposed Plan is to assist the Company in attracting and retaining the services of valued employees and non-employee directors. The Proposed Plan allows for the grant of both “incentive stock options” (“Incentive Options”) as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and stock options not so qualified as Incentive Options (“Non-Qualified Options”). The Proposed Plan also allows for the grant of deferred stock (“deferred stock”) and restricted stock (“restricted stock”). Only employees and non-employee directors of the Company and its subsidiaries are eligible to participate in the Proposed Plan. As of April 21, 2006, the Company had 1,616 employees and five non-employee directors. The Proposed Plan is administered by the Compensation Committee or, if there shall not be any such committee serving, our Board of Directors. The Compensation Committee has discretionary authority to determine which employees and non-employee directors will be eligible to participate. The Company reserved 4,568,417 shares of common stock for issuance under the Proposed Plan.

Under the Original Plan, grants were restricted to only employees of the Company and its subsidiaries. Under the proposed amendment and restatement, non-employee directors of the Company will also be eligible to participate in the Proposed Plan.

The Board approved the amendment to and restatement of the Original Plan on February 22, 2006, which is the effective date of the Proposed Plan subject to the approval of the Amendment and Restatement by the Company’s stockholders at the Annual Meeting. Options granted under the Proposed Plan to non-employee directors are expressly not exercisable unless and until this Amendment and Restatement is approved by the Company’s stockholders at the Annual Meeting, and will be cancelled if that approval is not obtained. The Proposed Plan shall remain in full force and effect until February 22, 2016, or until the Proposed Plan is terminated by the Board.

On April 10, 2006, the market value of a share of the Company’s common stock was $30.11.

Participants in the Proposed Plan (“Participants”) are to be selected by the Compensation Committee. The Compensation Committee will determine the number and type of options granted to each Participant, the exercise price of each option, the duration of the options (not to exceed ten years), vesting provisions and all other terms and conditions of such options in individual option agreements. However, the Compensation Committee will not be permitted to exercise its discretion in any way that will disqualify any incentive stock options issued under the Proposed Plan under Section 422 of the Code. Participants will have no voting, dividend or other rights as stockholders with respect to shares of common stock covered by options prior to becoming the holders of record of such shares. Upon a Participant’s termination of employment with us, unless determined otherwise by the Compensation Committee at the time options are granted, the exercise period for vested options will generally be limited, provided that vested options will be canceled immediately upon a termination for cause. The Proposed Plan provides for the cancellation of all unvested options upon termination of employment with us, unless determined otherwise by the Compensation Committee at the time options are granted.

The Compensation Committee will determine the number of shares of deferred stock offered to each Participant, the duration of the deferral period and the performance goals and other terms and conditions to be specified in the deferred stock agreement with the Participant. The Participant will not have the right to receive dividends or vote shares of deferred stock, but will, on the expiration of the deferral period, be credited with additional whole shares of stock representing the value of the sum of the dividends that would have been paid had the stock been held by the participant over the duration of the deferral period. Deferred stock may be forfeited upon a Participant’s termination of employment prior to the end of the deferral period, unless determined otherwise by the Compensation Committee.

The Compensation Committee also will determine the number of shares of restricted stock offered to each Participant, the purchase price of the shares of restricted stock, if any, the period the restricted stock is unvested and subject to forfeiture and all other terms and conditions applicable to such restricted stock in individual restricted stock subscription agreements. The Participant will have the right to receive dividends, if any, and vote shares of restricted stock. Restricted stock may be forfeited upon a participant’s termination of employment, unless determined otherwise by the Compensation Committee.

The Compensation Committee will set the terms and conditions of the Options awarded under the Proposed Plan, including the vesting schedule for each.

The purchase price upon the exercise of options may be paid in cash at the time of the exercise or, with the consent of the Compensation Committee, in whole or in part in Company Stock, as defined in the Proposed Plan, held by the Participant for at least six months and valued at fair market value on the date of exercise. With the consent of the Compensation Committee, payment upon the exercise of a Non-Qualified Option may be made in whole or in part by restricted stock which has been held by the Participant for at least six months (based on the fair market value of the restricted stock on the date the Option is exercised). In any such case, the stock acquired by exercise of the Option shall be subject to the same restrictions as Restricted Stock used to exercise the Option.

If a Participant’s employment by or services as a director of the Company is terminated by the Company other than for cause, any unexercised options will remain exercisable for sixty days or such shorter period as determined by the Committee from the date of such termination of employment or service as a director, or until the expiration of the state term of the Option, whichever period is shorter. Any unexercised options granted may be exercised for 12 months following termination of the Participant’s employment for or service as a director of the Company on account of disability, death or retirement. All options, whether vested or unvested, will be cancelled immediately upon a termination for cause.

The Proposed Plan provides that upon a change in control, the Compensation Committee, at its discretion, may:

•       fully vest any options, deferred stock or restricted stock awarded under the Proposed Plan;

•       cancel any outstanding options in exchange for a payment in cash of an amount equal to the excess of the change in control price over the exercise price of the option or base price of the award of restricted stock or deferred stock;

•       after giving the holder an opportunity to exercise any outstanding options, cancel or terminate any unexercised options; or

•       provide that any such options, deferred stock or restricted stock will be honored or assumed, or new rights substituted therefore by the new employer on a substantially similar basis and on terms and conditions substantially comparable to those of the Plan.

The Board may at any time terminate or suspend the Proposed Plan or from time to time make such modifications or amendments to the Proposed Plan as it may deem advisable; provided that the Board may not, without the approval of stockholders, amend the Proposed Plan to increase the total number of shares available under the Proposed Plan (except as provided in Section IX of the Proposed Plan), change the class of Employees or Directors eligible to be Participants, modify the individual limit under the Proposed Plan (except as provided in Section IX of the Proposed Plan), change the categories of performance goals, as defined in the Proposed Plan, or change the provisions of Proposed Plan governing the effective date, termination and amendment (Section X of the Proposed Plan).

Options, restricted stock and deferred stock granted under the Proposed Plan will be evidenced by a written agreement between the Participant and the Company. Subject to limitations set forth in the Proposed Plan, the terms of agreements will be determined by the Committee, and need not be uniform among Participants.

Federal Income Tax Consequences

The following is a brief discussion of the Federal income tax consequences of transactions under the Proposed Plan. The Proposed Plan is not qualified under Section 401(a) of the Code. This discussion is not intended to be exhaustive and does not describe state or local taxes consequences.

No taxable income is realized by the Participant upon the grant or exercise of an Incentive Option. If common stock is issued to an Participant pursuant to the exercise of an Incentive Option, and if no disqualifying disposition of such shares is made by such Participant within two years after the date of grant or within one year after the transfer of such shares to such Participant, then (1) upon sale of such shares, any amount realized in excess of the option price will be taxed to such Participant as a long-term capital gain and any loss sustained will be a long-term capital loss and (2) no deduction will be allowed to the Participant’s employer for Federal income tax purposes.

Except as noted below for corporate “insiders,” if the common stock acquired upon the exercise of an Incentive Option is disposed of prior to the expiration of either holding period described above, generally (1) the Participant will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the option price paid for such shares and (2) the Participant’s employer will be entitled to deduct such amount for Federal income tax purposes. Any further gain (or loss) realized by the Participant will be taxed as short-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction by the employer.

Subject to certain exceptions for disability or death, if an Incentive Option is exercised more than three months following termination of employment, the exercise of the option will generally be taxed as the exercise of a Non-Qualified Option.

For purposes of determining whether an Participant is subject to any alternative minimum tax liability, an Participant who exercises an Incentive Option generally would be required to increase his or her alternative minimum taxable income, and compute the tax basis in the stock so acquired, in the same manner as if the Participant had exercised a Non-Qualified Option. Each Participant is potentially subject to the alternative minimum tax. In substance, a taxpayer is required to pay the higher of his/her alternative minimum tax liability or his/her “regular” income tax liability. As a result, a taxpayer has to determine his or her potential liability under the alternative minimum tax.

Except as noted below for corporate “insiders,” with respect to Non-Qualified Options, (1) no income is realized by the Participant at the time the option is granted; (2) generally, at exercise, ordinary income, subject to a withholding tax requirement imposed on the Participant’s employer, is realized by the Participant in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise, and the Participant’s employer is generally entitled to a tax deduction in the same amount; and (3) at sale, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

As a result of the rules under Section 16(b) of the Exchange Act, “insiders” (as defined in the Exchange Act), depending upon the particular exemption from the provisions of Section 16(b) utilized, may not receive the same tax treatment as set forth above with respect to the grant and/or exercise of options. Generally, insiders will not be subject to taxation until the expiration of any period during which they are subject to the liability provisions of Section 16(b) with respect to any particular option. Insiders should check with their own tax advisers to ascertain the appropriate tax treatment for any particular option.

Grants of Options and Restricted Stock

As a group, all current directors who are not executive officers, except Messrs. Bagley and Bruckmann, have been granted a one time grant of 15,000 stock options vesting annually over three years beginning February 2007, and contingent on stockholder approval of the Proposed Plan. In addition, an annual grant of 1,500 stock options to non-employee directors beginning in Fiscal Year 2007 and vesting over three years was approved by the Board and is subject to stockholder approval. No employees, including all current officers who are not executive officers, have received options. To date, options have not been granted to the chief executive officer, executives officers or employees. Restricted stock grants were granted on February 22, 2006 to Leslie S. Magee, Secretary and Chief Financial Officer of the Company, Bradley W. Barber, Executive Vice President and General Manager, and John D. Jones, Vice President, Product Support, each in the amount of 40,650 shares, and each subject to a three-year vesting schedule and other restrictions.

Non-employee directors, namely, Gary W. Bagley, Keith E. Alessi, Bruce C. Bruckmann, Lawrence C. Karlson and John T. Sawyer, may have an interest in the approval of the Proposed Plan, as they could stand to benefit from the change to the Original Plan which allows for awards to non-employee directors.

Proposed Action

Approval of the adoption of the Proposed Plan will require the affirmative vote of the holders of a majority of the shares of the common stock of the Company present, in person or by proxy, at the Annual Meeting.

The Board of Directors recommends a vote FOR the approval of the amendment to and restatement of the 2006 Stock-Based Incentive Compensation Plan.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
(ITEM 3 ON PROXY CARD)

The Audit Committee has selected BDO Seidman, LLP, as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2006. Although action by the stockholders on this matter is not required, the Audit Committee and the Board of Directors believe it is appropriate to seek stockholder ratification of this selection in light of the role played by the independent registered public accounting firm in reporting on the Company’s consolidated financial statements. Ratification requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting thereon. If this appointment is not ratified by the stockholders, the Audit Committee may reconsider its selection. One or more representatives of BDO Seidman, LLP are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following tables show the aggregate fees billed to, and paid by, H&E LLC, a predecessor company of the Company, for the fiscal years ended December 31, 2005 and 2004 by the Company’s principal accounting firm, BDO Seidman, LLP:

	2005		2004
Audit Fees	$778,193	(1)	$932,291	(2)
Audit-Related Fees	—		—
Tax Fees(3)	3,500		—
All Other Fees	—		—
	$781,693		$932,291

(1)          Includes $413,193 of fees related to SEC Filings associated with the Company’s initial public offering. Remainder of fees were for professional services rendered for the audit of the Company’s annual consolidated financial statements and for the reviews of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q.

(2)          Fees were for professional services rendered for the audit of the Company’s annual consolidated financial statements and for the reviews of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q, which included restated financial statements for fiscal years ended December 31, 2003 and 2002 included in the Company’s 2004 annual report on Form 10-K.

(3)          Fees were for tax compliance and consulting services rendered to the Company.

The Audit Committee believes that BDO Seidman, LLP’s provision of non-audit services is compatible with maintaining such firm’s independence.

On October 27, 2004, upon recommendation of the Audit Committee of H&E LLC and approval of H&E LLC’s Board of Directors, H&E LLC dismissed KPMG LLP (“KPMG”) as its independent registered public accounting firm. Effective as of that date, the Audit Committee of H&E LLC appointed BDO Seidman, LLP to serve as the independent registered public accounting firm for the fiscal year ended December 31, 2004. KPMG’s reports on H&E LLC’s consolidated financial statements did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. During the two most recent fiscal years preceding such dismissal, there were:  (i) no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope and procedure which, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the matter in their report; and (ii) no reportable events as defined in Item 304(a)(1)(v) of Regulation of S-K.

Accordingly, the aggregate fees billed to, and paid by, H&E LLC during the years ended December 31, 2005 and 2004, for services provided by KPMG are set forth below.

	2004	2004
Audit Fees	$—	$474,433
Audit-Related Fees(1)	—	5,500
Tax Fees(2)	—	16,560
All Other Fees	—	—
	$—	$496,493

(1)          Fees were for assurance and related services pertaining to a company employee benefit plan audit.

(2)          Fees were for tax compliance and consulting services.

Pre-approval of services

All audit and permissible non-audit services provided by the Company’s independent registered public accounting firm, BDO Seidman, LLP, require pre-approval by the Audit Committee in accordance with the Audit Committee Charter. The Company’s audit committee approved the accountant’s engagement prior to the accountant rendering any non-audit services. The Audit Committee charter is reviewed on an annual basis by the Audit Committee and is subject to amendment from time to time.  The Audit Committee of H&E LLC pre-approved 100% of the total 2004 and 2005 fees.

The Board of Directors recommends a vote FOR ratification of the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm.

AUDIT COMMITTEE REPORT

Special Note Regarding Reorganization Transactions

Prior to our initial public offering, our business was conducted through H&E LLC. In order to have an operating Delaware corporation as the issuer for our initial public offering, we completed the Reorganization Transactions in February 2006. The Audit Committee of the Company began operating in 2006.

Committee Report

The Audit Committee assists the Board in meeting its oversight responsibility to stockholders, potential stockholders, the investment community and others. Management of the Company is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company therein. The Company’s independent registered public accountant is responsible for auditing those financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, and for reviewing the Company’s unaudited interim financial statements. The Audit Committee’s primary responsibility is to monitor and review these processes on behalf of the Board and report the results of its activities to the Board. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The Committee will however take the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior.

The Audit Committee is directly responsible for the selection of the independent registered public accountant to be retained to audit the Company’s financial statements and internal control over financial reporting, and once retained, the independent registered public accountant reports directly to the Audit Committee. The independent auditors are ultimately accountable to the Committee and the Board. The Audit Committee consults with and reviews recommendations made by the independent registered public accountant with respect to financial statements, financial records and financial controls of the Company and makes recommendations to the Board of Directors as it deems appropriate from time to time. The Audit Committee is responsible for approving both audit and non-audit services to be provided by the independent registered public accountant. The Audit Committee is currently composed of three directors, two of whom the Board of Directors has determined to be independent as that term is defined by applicable NASDAQ listing standards and SEC rules. In accordance with applicable NASDAQ listing standards, the Company’s Audit Committee is required to consist solely of independent directors by February 2007 and the Company intends to comply with those standards. The Audit Committee operates under a written charter adopted by the Board of Directors in January 2006. A copy of the Audit Committee’s charter is attached as Appendix A to this proxy statement.

The Audit Committee will meet with management periodically to consider the adequacy of the Company’s internal controls, and discuss these matters with the Company’s independent registered public accountant, BDO Seidman, LLP. The Audit Committee will also discuss with senior management the Company’s disclosure controls and procedures. The Audit Committee’s oversight of the independent auditors includes resolution of disagreements between management and the auditors regarding financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the Company’s earnings release, Annual Report on Form 10-K for the year ended December 31, 2005 and the audited financial statements in the 2005 Annual Report on Form 10-K with management and the Company’s independent registered public accountant, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accountant, who is responsible for expressing an opinion on the conformity of those financial statements with the standards of the PCAOB, its judgment as to the quality, not just the acceptability, of the Company’s accounting principles. The Audit Committee discussed with the Company’s independent registered public accountant the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, SEC Rule 2-07 and such other matters as are required to be discussed under auditing standards generally accepted in the United States of America. The Audit Committee received the written disclosures and the letter from the Company’s independent registered public accountant required by Independence Standards Board Standard No. 1. In addition, the Audit Committee discussed with the independent registered public accountant its independence, including the compatibility of non-audit services with the independent registered public accountant’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its 2006 audit. The Audit Committee met with the independent registered public accountant, with and without management present, to discuss the fiscal year 2005 results of its examination, its evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the SEC.

The Audit Committee has selected the firm of BDO Seidman, LLP as independent registered public accountant to audit and report upon the Company’s financial statements. In making this selection, the Audit Committee has considered whether BDO Seidman, LLP’s provision of services other than audit services is compatible with maintaining their independence.

AUDIT COMMITTEE
Keith E. Alessi, Chairman
Lawrence C. Karlson
John T. Sawyer

COMPENSATION COMMITTEE REPORT

Special Note Regarding Reorganization Transactions

Prior to our initial public offering, our business was conducted through H&E LLC. In order to have an operating Delaware corporation as the issuer for our initial public offering, we completed the Reorganization Transactions in February 2006. The present directors and officers of the Company previously held identical positions with H&E LLC. The compensation of directors and officers for H&E LLC for 2005 was determined by the then current board of directors of H&E LLC. The Compensation Committee of the Company began operating in 2006.

Role of Committee

The Compensation Committee discharges the responsibilities of the Board of Directors relating to the compensation of the Company’s executive officers and directors. The Compensation Committee has overall responsibility for evaluating and approving executive officer and director compensation plans and policies. The specific responsibilities and functions of the Compensation Committee are delineated in the Charter of the Compensation Committee, which can be found on the Company’s website at www.he-equipment.com. The Compensation Committee currently consists of three members, Keith E. Alessi, Bruce C. Bruckmann and Lawrence C. Karlson. Messrs. Alessi and Karlson have been determined to be independent as defined in the applicable NASDAQ listing standards.

The Compensation Committee will annually review and determine the Chief Executive Officer’s base salary and incentive compensation. The Compensation Committee will determine the base salary component of the Chief Executive Officer’s compensation principally with regard to (1) historical compensation, (2) compensation philosophies that may be determined by the Compensation Committee, and (3) market compensation practices of comparable companies. In determining the Chief Executive Officer’s incentive compensation, the Committee will annually review and approve corporate goals and objectives relevant to the Chief Executive Officer’s incentive compensation and will evaluate the Chief Executive Officer’s performance in light of these goals and objectives. In addition, the Compensation Committee will annually evaluate the Chief Executive Officer’s overall performance generally and may adjust the compensation of the Chief Executive Officer accordingly. The Compensation Committee shall also interpret, implement, administer, review and approve all aspects of remuneration to the executive officers and other key officers of the Company. The Compensation Committee will report to the Board of Directors regarding the compensation of the Board members as compared to the compensation of directors of comparable companies, and make recommendations as needed.

Components of Executive Compensation

Executive compensation consists primarily of an annual salary and annual incentive bonuses. Executive compensation is determined by, among other things, the performance of the Company, the performance of such executive, and the Compensation Committee’s discretionary application of factors it may deem appropriate. Executive compensation for 2006 will also be evaluated with guidance and figures obtained from management and the Chief Executive Officer and other persons the Compensation Committee may ask for input.

Annual Salary.   An executive officer’s annual salary is established initially on the basis of various factors, which may include experience, individual achievements, the level of responsibility assumed at the Company and market compensation practices. For 2005, determinations were made based on recommendations from the Chief Executive Officer, which was in turn based on compensation from prior years, and other historical information. Going forward, the Compensation Committee will review and approve all executive officer compensation at least on an annual basis, and on a more frequent basis in the case of any changes to executive compensation throughout the year.

Annual Incentive Bonus.   The Compensation Committee is responsible for reviewing and administering any incentive bonuses for executive officers. The Chief Executive Officer and another executive officer received a formula based bonus for 2005. All other executive officers’ 2005 bonus compensation was based on recommendations from the Chief Executive Officer, which was in turn based on historical compensation and various factors, including individual performance, the level of responsibility assumed at the Company and market compensation practices.

Equity Based Compensation.   Prior to the adoption of the 2006 Stock-Based Incentive Compensation Plan in January 2006, the Company did not have any equity based compensation plans, and accordingly, made no stock-based compensation awards in 2005.

Chief Executive Officer Compensation

John M. Engquist has served as President, Chief Executive Officer and Director since the formation of H&E LLC in 2002. He served as President and Chief Executive Officer of Head & Engquist since 1990 and Director of Gulf Wide since 1995.  For 2005, Mr. Engquist was paid an annual salary of $500,000, and was eligible to receive bonus compensation up to $500,000 based on achievement of a specified performance target for that calendar year. For 2005, the Company’s performance exceeded the specified performance target level, and Mr. Engquist was paid a bonus of $500,000 in the first quarter of 2006.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits our ability to deduct compensation in excess of $1,000,000 paid to any of the named executive officers at year end. Excluded from the limitation is compensation that is “performance based.” To date, we have not exceeded the $1,000,000 limit for any executive, and the Compensation Committee believes that it is generally in the Company’s best interests to satisfy the requirements for deductibility under Section 162(m). Accordingly, the Compensation Committee has taken appropriate actions, to the extent it believes feasible, to preserve the deductibility of annual incentive and other performance-based awards. However, notwithstanding this general policy, the Compensation Committee also believes that there may be circumstances in which the Company’s best interests are best served in maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m).

COMPENSATION COMMITTEE
Bruce C. Bruckmann, Chairman
Keith E. Alessi
Lawrence C. Karlson

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names, ages and titles of each person who is a current director or executive officer.

Name	Age	Title
Gary W. Bagley	59	Chairman and Director
John M. Engquist	52	President, Chief Executive Officer and Director
Leslie S. Magee	37	Chief Financial Officer and Secretary
Bradley W. Barber	33	Executive Vice President and General Manager
William W. Fox	62	Vice President, Cranes and Earthmoving
Kenneth R. Sharp, Jr.	60	Vice President, Lift Trucks
John D. Jones	48	Vice President, Product Support
Dale W. Roesener	49	Vice President, Fleet Management
Keith E. Alessi	51	Director
Bruce C. Bruckmann	52	Director
Lawrence C. Karlson	63	Director
John T. Sawyer	61	Director

Gary W. Bagley is described as a director nominee above.

John M. Engquist is described as a director nominee above.

Leslie S. Magee has served as Chief Financial Officer and Secretary of the Company since its formation in September 2005. Ms. Magee served as Acting Chief Financial Officer of H&E LLC from December 2004 through August 2005, at which time she was appointed Chief Financial Officer and Secretary. She continued as Chief Financial Officer and Secretary until H&E LLC’s merger with and into the Company. Previously, Ms. Magee served as Corporate Controller for H&E LLC and Head & Engquist. Prior to joining Head & Engquist in 1995, Ms. Magee spent five years working for Hawthorn, Waymouth & Carroll, L.L.P, an accounting firm based in Baton Rouge, Louisiana. Ms. Magee is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the Louisiana Society of Certified Public Accountants.

Bradley W. Barber has served as Executive Vice President and General Manager of the Company since November 2005. Previously, Mr. Barber served as Vice President, Rental Operations from February 2003 to November 2005 of H&E LLC. Prior to that, Mr. Barber served as Director of Rental Operations for H&E LLC and Head & Engquist from March 1998 to February 2003. Prior to joining Head & Engquist in March 1998, Mr. Barber worked in both outside sales and branch management for a regional equipment company.

William W. Fox has served as Vice President, Cranes and Earthmoving of the Company since its formation in September 2005. Prior to that, he served as Vice President, Cranes and Earthmoving of H&E LLC from its formation in 2002 until its merger with and into the Company. Mr. Fox served as Executive Vice President and General Manager of Head & Engquist since 1995 and served as President of South Texas Equipment Co., a subsidiary for Head &Engquist, from 1995 to 1997. Prior to that, Mr. Fox held various executive and managerial positions with the Manitowoc Engineering Company and its subsidiary, North Central Crane. He was Executive Vice President/General Manager from 1989 to 1995,

Vice President, Sales from 1988 to 1989, and General Manager from 1986 to 1988 of Manitowoc Engineering Company. Mr. Fox was Executive Vice President/General Manager at North Central Crane from 1980 to 1986.

Kenneth R. Sharp, Jr. has served as Vice President, Lift Trucks of the Company since its formation in September 2005. Mr. Sharp served as Vice President, Lift Trucks of H&E LLC from its formation in 2002 until its merger with and into the Company. Mr. Sharp began his career at ICM in 1973 and served as Executive Vice President of ICM since 1996. From 1989 to 1996, Mr. Sharp served as General Manager of the ICM Power Systems Division. From 1983 to 1989, he held various positions at ICM including Salesman, Sales Manager and Product Support Manager. Mr. Sharp is a director of Eagle High Reach Equipment, Inc.

John D. Jones has served as Vice President, Product Support of the Company since its formation in September 2005. Prior to that, he served as Vice President, Product Support for H&E LLC from its formation in 2002 until its merger with and into the Company. Mr. Jones served as Vice President of Product Support Service at Head & Engquist since 1994. From 1991 to 1994, he was General Manager of Product Support at Louisiana Machinery. From 1987 to 1991 he served as General Manager of the Parts Operation at Holt Company of Louisiana. From 1976 to 1987, Mr. Jones worked in Product Support and Marketing for Boyce Machinery.

Dale W. Roesener has served as Vice President, Fleet Management of the Company since its formation in September 2005. Prior to that, he served as Vice President, Fleet Management of H&E LLC from its formation in 2002 until its merger with and into the Company. Mr. Roesener founded Southern Nevada Equipment Company in 1983 and served as its President and Chief Executive Officer until 1998 when he joined ICM as Senior Vice President, Secretary and Fleet Manager.

Keith E. Alessi is described as a director nominee above.

Bruce C. Bruckmann is described as a director nominee above.

Lawrence C. Karlson is described as a director nominee above.

John T. Sawyer is described as a director nominee above.

EXECUTIVE COMPENSATION

The following tables summarize, for the periods indicated, the principal components of compensation for the Chief Executive Officer and the four highest compensated executive officers of the Company (collectively, the “named executive officers”) for the years ended December 31, 2005, 2004, and 2003. For periods prior to February 2006, the named executive officers were employed by H&E LLC.

Summary Compensation Table

		Annual Compensation
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation(a)	All Other Compensation(b)
John M. Engquist	2005	$500,000	$500,000	—	$2,041
Chief Executive Officer,	2004	519,000	200,000	—	2,041
President and Director	2003	500,000	250,000	—	3,041
Bradley W. Barber	2005	$191,000	$150,000	—	$4,041
Executive Vice President and	2004	188,000	75,000	—	4,041
General Manager	2003	148,000	35,000	—	2,041
William W. Fox	2005	$234,000	$100,000	—	$4,041
Vice President	2004	237,000	100,000	—	4,041
	2003	208,000	62,000	—	4,041
Dale W. Roesener	2005	$300,000	$—	—	$4,041
Vice President	2004	182,000	71,000	—	4,041
	2003	175,000	—	—	4,041
Leslie S. Magee	2005	$168,000	$150,000	—	$3,041
Chief Financial Officer and	2004	115,000	30,000	—	2,041
Secretary	2003	70,000	18,000	—	—

(a)           Under the terms of Mr. Engquist’s employment agreement, we purchased a vehicle for Mr. Engquist’s use and also provide fuel for his vehicle. The other executive officers receive allowances for vehicles. In each case, the benefits are less than $50,000 and 10% of such officer’s salary.

(b)          “All Other Compensation” consists of:

•        Matching contributions to our 401(k) plan for each named executive officer;

•        Insurance premiums paid by us on behalf of each named executive officer.

The following table shows the amount of each category of “All Other Compensation” received by each named executive officer in 2005:

Name	Contribution 401(k) Matching	Premiums Insurance
John M. Engquist	$2,000	41
Bradley W. Barber	4,000	41
William W. Fox	4,000	41
Dale W. Roesener	4,000	41
Leslie S. Magee	3,000	41

Executive Employment Agreements

On July 31, 2004, H&E LLC entered into a consulting and noncompetition agreement with Gary W. Bagley. Such agreement provides for, among other things:

•        an initial term of five years; thereafter this agreement may be renewed on a year to year basis, subject to mutual agreement of the parties;

•        a consulting fee of $150,000 per year plus reimbursement of all reasonable and actual out-of-pocket expenses;

•        payment of his subordinated deferred compensation;

•        welfare benefits, including medical, dental, life and disability insurance; and

•        confidentiality of information obtained during employment, non-competition and nonsolicitation.

By virtue of the Reorganization Transactions, this agreement with Mr. Bagley is now an obligation of the Company.

In connection with the acquisition of ICM and the Reorganization Transactions, the Company assumed a liability for subordinated deferred compensation for Mr. Bagley and Mr. Sharp. The deferred compensation agreements provided for, among other things, deferred signing bonuses in the amounts of approximately $3,500,000 and $1,500,000, which are included in deferred compensation accounts for Mr. Bagley and Mr. Sharp, respectively. As of December 31, 2005, the aggregate deferred compensation (including accrued interest of $3,498,000) was $8,498,000. The Company used a portion of the proceeds from our initial public offering to pay $8,610,000 in February 2006 in full settlement of these obligations.

In connection with the acquisition of ICM and the Reorganization Transactions, the Company assumed a nonqualified employee deferred compensation plan under which Mr. Bagley and Mr. Sharp had previously elected to defer a portion of their annual compensation. Participants in the plan can no longer defer compensation. Compensation deferred under the plan is payable upon the termination, disability, or death of the participants. The plan accrues interest at 8.5% per annum. As of December 31, 2005, the aggregate deferred compensation (including accrued interest of $303,000) was $490,000. This amount refers only to Mr. Sharp’s aggregate deferred compensation, as full settlement of this obligation with respect to Mr. Bagley occurred in 2004.

On June 29, 1999, H&E LLC, formerly Gulf Wide, entered into an employment agreement with John M. Engquist. Such agreement, as amended on August 10, 2001, provides for, among other things:

•        an initial term of employment expiring on December 31, 2006; thereafter employment may be terminated by either party upon 30 days written notice;

•        early termination by reason of Mr. Engquist’s death or disability, by H&E LLC for good cause, or upon Mr. Engquist’s voluntary resignation with or without a constructive termination;

•        a severance payment in the case of early termination by H&E LLC for (x) other than cause or (y) a voluntary resignation other than due to a constructive termination, in an aggregate amount equal to (i) one year of Mr. Engquist’s base salary plus an amount equal to his most recent annual bonus, payable in monthly installments through the one-year period commencing on the date of his termination, and (ii) that portion of Mr. Engquist’s bonus that would have accrued at the end of the calendar year in which such termination occurred through the period beginning on the first day of such calendar year and ending on the date of his termination;

•        a base salary of $300,000 per year with increases of 5% annually and with an increase on August 1, 2001 to $500,000 per year, plus a cash bonus of an amount up to $500,000 per year as determined by the board of directors, based upon the attainment by H&E LLC of applicable performance targets for such year;

•        welfare benefits, including medical, dental, life and disability insurance;

•        fringe benefits, including use of two automobiles and professional memberships; and

•        confidentiality of information obtained during employment, non-competition and nonsolicitation.

By virtue of the Reorganization Transactions, this agreement with Mr. Engquist is now an obligation of the Company.

Deferred Compensation Plans

In connection with the acquisition of ICM and the Reorganization Transactions, the Company assumed nonqualifled employee deferred compensation plans under which certain employees had previously elected to defer a portion of their annual compensation. Participants in the plans can no longer defer compensation. Compensation previously deferred under the plans is payable upon the termination, disability or death of the participants. One of the plans accumulates interest each year at a bank’s prime rate in effect as of the beginning of January. This rate remains constant throughout the year. The effective rate for the 2005 plan year was 5.25%. The aggregate deferred compensation payable (including accrued interest of approximately $1,696,000) as of December 31, 2005 was approximately $2,734,00. The other plan accumulates interest each year at 8.5%. The aggregate deferred compensation payable (including accrued interest of $303,000) at December 31, 2005 was $490,000.

Stock Option Plan and Option Grants in Last Fiscal Year

No stock option plan was in place prior to the adoption in January 2006 of the 2006 Stock-Based Incentive Compensation Plan, and accordingly, we did not grant any stock options to our named executive officers during fiscal year 2005.

The Board amended and restated the 2006 Stock-Based Incentive Compensation Plan on February 22, 2006 (as amended and restated, the “Plan”), subject to the approval of stockholders at the Annual Meeting. Under the Plan, the Company may offer deferred shares or restricted shares of our common stock and grant options to purchase shares of our common stock to selected employees and, subject to the approval of stockholders as the Annual Meeting, to non-employee directors. The purpose of the Plan is to promote our long-term financial success by attracting, retaining and rewarding eligible participants. The number of shares reserved for issuance under the Plan may not exceed 4,568,417 shares.

The Plan is administered by our Compensation Committee or, if there shall not be any such committee serving, our Board of Directors. The Compensation Committee will have discretionary authority to determine which employees will be eligible to participate in the Plan. The Compensation Committee will establish the terms and conditions of the restricted stock, deferred stock and options awarded under the Plan. However, in no event may the exercise price of any options granted under the Plan be less than the fair market value of the underlying shares on the date of grant.

The Plan permits us to grant both incentive stock options and non-qualified stock options. The Compensation Committee will determine the number and type of options granted to each participant, the exercise price of each option, the duration of the options (not to exceed ten years), vesting provisions and all other terms and conditions of such options in individual option agreements. However, the Compensation Committee will not be permitted to exercise its discretion in any way that will disqualify any incentive stock options issued under the Plan under Section 422 of the Code. The Plan provides that upon a participant’s termination of employment with us, unless determined otherwise by the Compensation Committee at the time options are granted, the exercise period for vested options will generally be limited, provided that vested options will be canceled immediately upon a termination for cause. The Plan provides for the cancellation of all unvested options upon termination of employment with us, unless determined otherwise by the Compensation Committee at the time options are granted.

The Plan permits us to grant participants deferred stock. The Compensation Committee will determine the number of shares of deferred stock offered to each participant and the duration of the deferral period upon performance goals and other terms and conditions as specified in the deferred stock agreement with the participant. The participant will not have the right to receive dividends or vote shares of deferred stock, but will, on the expiration of the deferral period, be credited with additional whole shares of stock representing the value of the sum of the dividends that would have been paid had the stock been held by the participant over the duration of the deferral period. The Plan provides that deferred stock may be forfeited upon a participant’s termination of employment prior to the end of the deferral period, unless determined otherwise by the Compensation Committee.

The Plan also permits us to offer participants restricted stock. The Compensation Committee will determine the number of shares of restricted stock offered to each participant, the purchase price of the shares of restricted stock, if any, the period the restricted stock is unvested and subject to forfeiture and all other terms and conditions applicable to such restricted stock in individual restricted stock subscription agreements. The participant will have the right to receive dividends and vote shares of restricted stock. The Plan provides that restricted stock may be forfeited upon a participant’s termination of employment, unless determined otherwise by the Compensation Committee.

The Plan provides that upon a change in control, the Compensation Committee may, at its discretion, (i) fully vest any options, deferred stock or restricted stock awarded under the Plan; (ii) cancel any outstanding options in exchange for a payment in cash of an amount equal to the excess of the change in control price over the exercise price of the option or base price of the award of restricted stock or deferred stock;  (iii) after giving the holder an opportunity to exercise any outstanding options, cancel or terminate any unexercised options; or (iv) provide that any such options, deferred stock or restricted stock will be honored or assumed, or new rights substituted therefore by the new employer on a substantially similar basis and on terms and conditions substantially comparable to those of the Plan.

STOCK PERFORMANCE GRAPH

The graph below compares the cumulative total stockholder return (assuming the reinvestment of all dividends paid) on $100 invested at the market close on January 31, 2006, the date the Company’s initial public offering was priced for initial sale, through and including April 10, 2006, with the cumulative return for the same time period on the same amount of investment in the Russell 2000 Index and a peer group consisting of United Rentals, Inc. The Company does not believe it can reasonably identify other peer group companies that operate in similar lines of business and that there is no published industry or line-of-business index that provides a meaningful comparison of shareholder returns. The Chart below the graph sets forth the actual numbers depicted in the graph.1

COMPARISON OF 2 MONTH CUMULATIVE TOTAL RETURN*
AMONG H&E EQUIPMENT SERVICES, INC., THE RUSSELL 2000 INDEX
AND UNITED RENTALS, INC.

        *  $100 invested on 1/31/06 in stock or index-including reinvestment of dividends.

(1)          The stock performance shown on the graph above is not necessarily indicative of future price performance.  In addition, this graph depicts a limited trading period due to the Company’s initial public offering in January 2006.

	1/31/2006	2/28/2006	3/31/2006	4/10/2006
H&E Equipment Services, Inc.	$100.00	$139.33	$161.78	$167.28
Russell 2000 Index	100.00	99.72	104.56	102.92
United Rentals, Inc.	100.00	111.22	117.71	118.76

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND DIRECTORS AND OFFICERS

The following table sets forth certain information with respect to beneficial ownership of the Company’s common stock as of April 21, 2006, by (i) each person, or group of affiliated persons, who is known by the Company to own more than 5% of its common stock, (ii) each of the Company’s directors and each of our four next-most highly compensated executive officers and (iii) all directors and executives of the Company as a group. The information provided in the table is based on our records, information filed with the Securities and Exchange Commission and information provided to the Company.

Beneficial ownership is determined in accordance with the rules of the SEC. To our knowledge, except as set forth in the footnotes to the following table and subject to appropriate community property laws, the persons in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Unless otherwise noted, the address of each person listed below is c/o H&E Equipment Services, Inc., 11100 Mead Road, Suite 200, Baton Rouge, Louisiana 70816.

	Amount and Nature of Beneficial Ownership
	Shares	Percentage
Bruckmann, Rosser, Sherrill & Co. LP(1)(2)	5,103,243	13.36%
Bruckmann, Rosser, Sherrill & Co. Inc.(1)	30,313	*
Bruckmann, Rosser, Sherrill & Co. II LP(1)(3)	9,314,278	24.39%
Bruce C. Bruckmann(4)	14,927,846	39.09%
John M. Engquist(5)	4,511,250	11.81%
Gary W. Bagley(5) (7)	314,559	*
Dale W. Roesener(5) (8)	602,307	1.58%
Don M. Wheeler(7) (9)	2,799,580	7.33%
Lawrence C. Karlson	5,500	*
Keith E. Alessi	5,500	*
John T. Sawyer	—	*
William W. Fox(5)	1,600	*
Bradley W. Barber(5) (10)	41,550	*
Leslie S. Magee(10)	41,250	*
All executive officers and directors as a group	20,451,362	54.00%
All executive officers, directors, principal stockholders	23,250,942	61.00%

*                    Less than 1%

(1)          The address of Bruckmann, Rosser, Sherrill & Co. L.P., Bruckmann, Rosser, Sherrill & Co., Inc. and Bruckmann, Rosser, Sherrill & Co. II, L.P. is c/o Bruckmann, Rosser, Sherrill & Co., Inc., 126 East 56th Street, 29th Floor, New York, New York 10022.

(2)          BRS Partners, L.P. (or BRS Partners) is the general partner of Bruckmann, Rosser, Sherrill & Co., L.P. (or BRS L.P.) and BRSE Associates, Inc. (or BRSE Associates) is the general partner of BRS Partners. Mr. Bruckmann is a stockholder and officer of BRSE Associates, and, together with Harold O. Rosser, Stephen C. Sherrill and Thomas J. Baldwin, shares the power to direct the voting or disposition of shares held by BRS L.P.; however, none of these persons individually has the power to direct or veto the voting or disposition of shares held by BRS L.P. Further, BRS Partners, BRSE Associates, and Messrs. Bruckmann, Rosser, Sherrill and Baldwin expressly disclaim beneficial ownership of the shares held by BRS L.P.

(3)          BRSE LLC (or BRSE) is the general partner of Bruckmann, Rosser, Sherrill & Co. II, L.P. (or BRS II) and by virtue of such status maybe deemed to be the beneficial owner of the shares held by BRS II. Mr. Bruckmann is a member and manager of BRSE LLC, and together with Messrs. Rosser, Sherrill and Baldwin, shares the power to direct the voting or disposition of shares held by BRS II; however, none of these persons individually has the power to direct or veto the voting or disposition of shares held by BRS II. BRSE and Messrs. Bruckmann, Rosser, Sherrill and Baldwin expressly disclaim beneficial ownership of the shares held by BRS II.

(4)          Includes shares held by Bruckmann, Rosser, Sherrill & Co., L.P., Bruckmann, Rosser, Sherrill & Co., Inc., and Bruckmann, Rosser, Sherrill & Co. II, L.P. Mr. Bruckmann may be deemed to share beneficial ownership of the shares held by these entities by virtue of his status as a member or manager of these entities. Mr. Bruckmann expressly disclaims beneficial ownership of any shares held by such entities that exceed his pecuniary interest therein. These amounts also include 257,477 shares of common stock held by the following entities and individuals, for which Mr. Bruckmann holds a power of attorney in respect of such shares: The Estate of Donald J. Bruckmann, BCB Family Partners, L.P., NAZ Family Partners, L.P., Nancy A. Zweng, Harold O. Rosser, H. Virgil Sherrill, Stephen C. Sherrill, Paul D. Kaminski, John Rice Edmonds and Marilena Tibrea. Mr. Bruckmann disclaims beneficial ownership of all such shares except those owned by him directly.

(5)          Unless otherwise indicated, the address of each executive officer or director is c/o H&E Equipment Services, Inc., 11100 Mead Road, Suite 200, Baton Rouge, Louisiana 70816.

(6)          The address of Mr. Wheeler is 4899 West 2100 South, Salt Lake City, Utah 48120.

(7)          Includes 200,973 shares held by Bagley Family Investments, L.L.C. Mr. Bagley may be deemed to share beneficial ownership of these shares by virtue of his status as manager of Bagley Family Investments, L.L.C. Mr. Bagley expressly disclaims beneficial ownership of any shares held by Bagley Family Investments L.L.C. that exceed his pecuniary interest therein.

(8)          Includes 602,307 shares held by Southern Nevada Capital Corporation. Mr. Roesener may be deemed to share beneficial ownership of these shares by virtue of his status as President of Southern Nevada Capital Corporation. Mr. Roesener expressly disclaims beneficial ownership of any shares held by Southern Nevada Capital Corporation that exceed his pecuniary interest therein.

(9)          Includes 2,041,003 shares held by Wheeler Investments, Inc. Mr. Wheeler may be deemed to share beneficial ownership of these shares by virtue of his status as President of Wheeler Investments, Inc. Mr. Wheeler expressly disclaims beneficial ownership of any shares held by Wheeler Investments, Inc. that exceed his pecuniary interest therein.

(10)   Includes grant of 40,650 shares of restricted stock made on February 22, 2006, which vests over a three year period, and is subject to certain restrictions, as described in the recipient’s Restricted Stock Grant Award Letter.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Reorganization Transactions

We were formed as a Delaware corporation in September 2005 as a wholly-owned subsidiary of H&E Holdings. As of December 31, 2005, the business was still being conducted through H&E LLC, the operating subsidiary of H&E Holdings. H&E LLC was a Louisiana limited liability company and H&E Holdings was a Delaware limited liability company. In order to have an operating Delaware corporation as the issuer for our initial public offering, immediately prior to the closing of our initial public offering H&E LLC and H&E Holdings were merged with and into us (H&E Equipment Services, Inc.), with us surviving the reincorporation merger as the operating company. Immediately prior to the consummation of our initial public offering, Bruckmann, Rosser, Sherrill, and Co., L.P. and Bruckmann, Rosser, Sherrill & Co. II, L.P. (collectively, “BRS”) and their affiliates beneficially owned approximately 58.8% of our common stock and our executives, directors and principal stockholders beneficially owned approximately 93.6% of our common stock. Immediately following the consummation of our initial public offering, BRS and its affiliates beneficially owned approximately 41.2% of our common stock and our executives, directors and principal stockholders beneficially owned approximately 65.5% of our common stock. Investors purchased shares of our common stock in our initial public offering.

In the merger with H&E Holdings, holders of H&E Holdings received an aggregate of 25,492,019 shares of our common stock.

In the merger with H&E LLC, we became the obligor under the indentures governing the senior secured notes and senior subordinated notes and the senior secured credit facility agreement.

Merger Consideration

As discussed above, immediately prior to the completion of our initial public offering, H&E Holdings and H&E LLC merged with and into us, with us as the surviving corporation and operating company. The table below sets forth the consideration received by certain of our affiliates that were holders of H&E Holdings. The table below sets forth the beneficial ownership of each affiliate as described in more detail in Security Ownership of Certain Beneficial Owners and Directors and Officers.

Name	H&E Holdings Units Owned prior to the Reorganization Transactions(1)	Shares of Our Common Stock Issued in the Reorganization Transactions
Bruckmann, Rosser, Sherrill & Co., L.P.	769,617	5,103,243
Bruckmann, Rosser, Sherrill & Co., Inc.	4,354	30,313
Bruckmann, Rosser, Sherrill & Co. II, L.P.	1,312,202	9,314,278
Bruce C. Bruckmann	2,151,203	14,872,046
John M. Engquist	1,189,514	4,511,250
Gary W. Bagley	87,064	314,559
Dale W. Roesener	166,732	602,307
Kristan Engquist Dunne	77,278	407,806
Don M. Wheeler	287,661	2,799,580
Lawrence C. Karlson	—	—
Keith E. Alessi	—	—
John T. Sawyer	—	—
Bradley W. Barber	—	—
William W. Fox	—	—
Leslie S. Magee	—	—

(1)          Represents aggregate ownership of preferred units and common units (without regard to class or series).

Eagle Acquisition

The Company completed, effective as of February 28, 2006, the previously announced acquisition of all of the capital stock of Eagle High Reach Equipment, Inc. and all of the equity interests of its subsidiary, Eagle High Reach Equipment, LLC (together, “Eagle”), for a formula-based purchase price of approximately $59.9 million, subject to post-closing adjustment, plus assumed indebtedness of approximately $2.0 million.

Gary W. Bagley, our Chairman, served as the Chief Executive Officer and a manager of Eagle High Reach Equipment, LLC and served also as the interim Chief Executive Officer and a director of Eagle High Reach Equipment, Inc. Mr. Bagley will continue as a manager and director, respectively, of Eagle High Reach Equipment, LLC and Eagle High Reach Equipment, Inc. Kenneth R. Sharp, Jr., one of our executives, was a director of Eagle High Reach Equipment, Inc. Mr. Bagley and Mr. Sharp held approximately 25.3% and 6.0%, respectively, of the ownership interests in Eagle High Reach Equipment, Inc and will each receive their proportionate share of the net proceeds received by the holders of Eagle High Reach Equipment, Inc.

Management Agreement

Each of Head & Engquist and ICM were acquired by affiliates of Bruckmann, Rosser, Sherrill & Co., Inc. (“BRS Inc.”) in 1999, pursuant to separate recapitalization transactions. In connection with those transactions, we entered into  management services agreements with BRS Inc. and Bruckmann, Rosser, Sherrill & Co., L.L.C. (“BRS L.L.C.”), affiliates of BRS, pursuant to which BRS Inc. and BRS L.L.C. have agreed to provide certain advisory and consulting services to us, relating to business and organizational strategy, financial and investment management and merchant and investment banking. In exchange for such services, we agreed to pay BRS Inc. and BRS L.L.C. (i) $7.2 million of transaction fees in connection with the ICM and Head & Engquist recapitalization transactions, (ii) an annual fee during the term of this agreement equal to the lesser of $2.0 million, or 1.75%, of our yearly EBITDA before operating lease expense on rental fleet equipment, plus all reasonable out-of-pocket fees and expenses, and (iii) a transaction fee in connection with each material acquisition, divestiture or financing or refinancing we enter into in an amount equal to 1.25% of the aggregate value of such transaction plus all reasonable out-of-pocket fees and expenses. The management services agreement was terminated as of the closing of our initial public offering, with a payment by us to BRS L.L.C. of approximately $8.0 million.

Securityholders Agreement

In connection with the formation of H&E Holdings and the related combination of the ICM and Head & Engquist businesses (the “2002 Transactions”), H&E Holdings entered into a securityholders agreement with affiliates of BRS, certain members of management and other members of H&E Holdings. The Company entered into an amended and restated securityholders agreement with certain stockholders in connection with the reorganization transactions, which eliminated of certain provisions which would not be appropriate for a company with publicly traded equity securities and, among other things, provided for restrictions on the transfer of equity interests.

Registration Rights Agreement

In connection with the financing of the 2002 Transactions, H&E Holdings entered into a registration rights agreement with affiliates of BRS, certain members of management and other members of H&E Holdings. In connection with the Reorganization Transactions, the parties amended and restated the registration rights agreement to provide that the registration rights agreement thereafter applies to our common stock held by the parties.  The amendment provides that the registration rights that previously applied to units of H&E Holdings thereafter apply to the common stock held by the parties thereto.

Investor Rights Agreement

In connection with the financing of the 2002 Transactions, H&E Holdings entered into an investor rights agreement with affiliates of BRS, Credit Suisse First Boston Corporation and other members of H&E Holdings. Certain provisions of the investor rights agreement, including the provisions concerning tag-along rights, consent to a sale of H&E Holdings, and the grant of preemptive rights terminated upon the consummation of our initial public offering in February 2006. In connection with the Reorganization

Transactions and our initial public offering, the parties amended and restated the investor rights agreement to provide that the non-voting observer rights of one of the holders of our senior subordinated notes will be terminated. Pursuant to the terms of the investor rights agreement, subject to certain conditions, on any two occasions after 180 days after the first public offering, the holders of 33% or more of the equity interests issued to the investor on the date of the investor rights agreement (or successor securities) have the right to require H&E Holdings to register all or part of such equity interests under the Securities Act at H&E Holdings’ expense. In addition, the investor is entitled to request the inclusion of any equity interests subject to the investor rights agreement in any registration statement at the expense of H&E Holdings whenever H&E Holdings proposes to register any of its equity interests under the Securities Act. In connection with all such registrations, H&E Holdings has agreed to indemnify the investor against certain liabilities, including liabilities under the Securities Act. In connection with the Reorganization Transactions, the parties amended and restated the investor rights agreement to provide that the investor rights agreement thereafter applies to our common stock held by the parties.

Limited Liability Company Agreement

In connection with the 2002 Transactions, affiliates of BRS, certain members of management and the other members of H&E Holdings entered into a limited liability company agreement of H&E Holdings. This operating agreement governed the relative rights and duties of the members of H&E Holdings.

Membership Interests.   The ownership interests of the members in H&E Holdings consisted of Preferred Units and Common Units. The Common Units represented the common equity of H&E Holdings and consisted of Class A Common Units and Class B Common Units. The Preferred Units consisted of Series A Preferred Units, Series B Preferred Units, Series C Preferred Units and Series D Preferred Units (the “Voting Preferred Units”). Each member was entitled to (x) two votes per Class A Common Unit held by such member, (y) one vote per Class B Common Unit held by such member and (z) one vote for each Voting Preferred Unit held by such member. Holders of the Preferred Units were entitled to return of capital contributions prior to any distributions made to holders of the Common Units.

Distributions.   Subject to any restrictions contained in any agreements involving payments to third parties, the board of directors of H&E Holdings could make distributions, whether in available cash or other assets of H&E Holdings, at any time or from time to time in the following order of priority:

First, to the holders of Series A Preferred Units in proportion to and to the extent of the Series A Preferred Redemption Values (as defined and described in the limited liability company agreement) of such Series A Preferred Units.

Second, to the holders of Series B Preferred Units in proportion to and to the extent of the Series B Preferred Redemption Values (as defined and described in the limited liability company agreement) of such Series B Preferred Units.

Third, to the holders of Series C Preferred Units, in proportion to and to the extent of the Series C Preferred Redemption Values (as defined and described in the limited liability company agreement) of such Series C Preferred Units.

Fourth, to the holders of the Series D Preferred Units, in proportion to and to the extent of the Series D Preferred Redemption Values (as defined and described in the limited liability company agreement) of such Series D Preferred Units.

Fifth, pro rata to the holders of Common Units, based upon the number of Common Units held.

The limited liability company agreement placed certain restrictions on the ability of H&E Holdings to make distributions attributable to the Preferred Units prior to June 30, 2022.

Board of Directors.   The board of directors of H&E Holdings consisted of “Class A Directors” and “Class B Directors.” Each Class A Director was entitled to two votes and each Class B Director is entitled to one vote. At no time was the authorized number of Class B Directors to exceed that number which would provide all of the then authorized Class B Directors with a number of votes that exceeded 50% of the number of votes of the then authorized number of Class A Directors. The Class A Directors were elected by the members which owned a majority of the number of votes of all Common Units then-outstanding. The Class B Directors were elected by the members which owned a majority of the number of votes of all of the Voting Preferred Units then-outstanding.

In connection with the Reorganization Transactions, the H&E Holdings operating agreement was terminated.

Other Related Party Transactions

John M. Engquist, our Chief Executive Officer and President, and his sister, Kristan Engquist Dunne, each have a 29.2% beneficial ownership interest in a joint venture, from which we lease our Baton Rouge, Louisiana and Kenner, Louisiana facilities. Mr. Engquist’s mother beneficially owns 25% of such joint venture. Four trusts in the names of the children of John M. Engquist and Kristan Engquist Dunne hold in equal amounts the remaining 16.6% of such joint venture. In 2005, we paid the joint venture a total of approximately $329,000 in lease payments.

Mr. Engquist has a 62.5% ownership interest in T&J Partnership and J&T Partnership, from which we lease our Shreveport, Louisiana and Lake Charles, Louisiana facilities. Mr. Engquist’s mother beneficially owns 25% of such entities. Kristan Engquist Dunne owns the remaining 12.5% of such entities. In 2005, we paid such entities a total of approximately $160,000 in lease payments for these facilities. In January 2005, J&T Partnership sold the Lake Charles, Louisiana parcel to an unaffiliated third party.

Mr. Engquist and his wife each hold a 50% membership ownership interest in John M. Engquist, L.L.C., from which we lease our Alexandria, Louisiana facility. In 2005, we paid such entity a total of approximately $71,000 in lease payments for this facility.

We charter an aircraft from Gulf Wide Aviation, L.L.C., in which Mr. Engquist has a 62.5% ownership interest. Mr. Engquist’s mother and sister hold interests of 25% and 12.5%, respectively, in this entity. We pay an hourly rate to Gulf Wide Aviation for the use of the aircraft by various members of our management. In addition, a portion of one pilot’s salary is paid by us. In 2005, our payments in respect of charter costs to Gulf Wide Aviation and salary to the pilot totaled approximately $408,000.

Mr. Engquist has a 31.25% ownership interest in Perkins-McKenzie Insurance Agency, Inc. (“Perkins-McKenzie”), an insurance brokerage. Perkins-McKenzie brokers a substantial portion of our liability insurance. Mr. Engquist’s mother and sister have a 12.5% and 6.25% interest, respectively, in Perkins-McKenzie. As the broker, Perkins-McKenzie receives a commission from our insurance provider based upon the premiums paid to our insurance provider. In 2005, the commission was approximately $630,000.

We purchase products and services from, and sell products and services to a company, B-C Equipment Sales, Inc., in which Mr. Engquist has a 50% ownership interest. In 2005, our purchases totaled approximately $138,000, and our sales totaled approximately $133,000.

Don M. Wheeler, an equity holder, has an ownership interest and controls Silverado Investments, Wheeler Investments and WG LLC, from which we lease our Salt Lake City, Utah, Colorado Springs, Colorado, Phoenix, Arizona, Tucson, Arizona and Denver, Colorado facilities. In 2005, our lease payments to such entities totaled approximately $1,362,000.

Dale W. Roesener, Vice President, Fleet Management, has a 47.6% ownership interest in Aero SRD LLC, from which we lease our Las Vegas, Nevada facility. In 2005, our lease payments to such entity totaled approximately $506,000.

In connection with the recapitalization of H&E in 1999, we entered into a $3.0 million consulting and non-competition agreement with Thomas R. Engquist, the father of John M. Engquist, our Chief Executive Officer and President. The agreement provided for total payments over a ten-year term, payable in increments of $25,000 per month. Mr. Thomas Engquist was obligated to provide us consulting services and to comply with the non-competition provision set forth in the Recapitalization Agreement between us and others dated June 19, 1999. The parties specifically acknowledged and agreed that in the event of the death of Mr. Engquist during the term of the agreement, the payments that otherwise would have been payable to Mr. Engquist under the agreement shall be paid to his heirs (including John M. Engquist). Due to Thomas Engquist’s passing away during 2003, we will not be provided with any further consulting services. Therefore, we recorded a $1.3 million expense during 2003 for the present value of the remaining future payments. As of December 31, 2005, the balance for this obligation amounted to $869,000.

We expensed $644,000 and $333,000 in 2005 to the deferred compensation accounts of Gary W. Bagley, our Chairman, and Kenneth R. Sharp, Jr., an executive officer, respectively.

Mr. Engquist’s son is one of our employees and received compensation of approximately $140,000 in 2005.

Bradley W. Barber’s brother was an employee and received compensation of approximately $58,000 in 2005.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the Securities and Exchange Commission require the Company to disclose late filings of stock transaction reports by its executive officers and directors and by certain beneficial owners of the Company’s common stock. Our initial public offering occurred in 2006 and, accordingly, the Company’s executive officers and directors were not subject to Section 16(a) filing requirements in fiscal year 2005.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

The Company’s Board of Directors made all decisions concerning executive compensation prior to the creation of the Compensation Committee and the consummation of the Company’s initial public offering. None of the Company’s executives serve as a member of the board of directors or compensation committee of an entity that has an executive officer serving as a member of the Company’s Board of Directors. Messrs. Alessi, Bruckmann and Karlson currently serve on the Compensation Committee. No member of the Compensation Committee is a former or current executive officer or employee of the Company or any of its subsidiaries.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement or annual report may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: Investor Relations, 11100 Mead Road, Suite 200, Baton Rouge, LA 70816; Telephone: 225-298-5200. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address and phone number.

OTHER BUSINESS

The Company is not aware of any other matters that will be presented for stockholder action at the Annual Meeting. If other matters are properly introduced, the person named in the accompanying proxy will vote the shares they represent as recommended by the Board of Directors.

By Order of the Board of Directors

Leslie S. Magee
Chief Financial Officer and Secretary
April 28, 2006

APPENDIX A

H&E EQUIPMENT SERVICES, INC.
CHARTER OF THE AUDIT COMMITTEE

ORGANIZATION.

This Charter governs the operations of the Audit Committee (the “Committee”) of H&E Equipment Services, Inc. (the “Company”). The Committee shall review and reassess this Charter at least annually and obtain the approval of the Board of Directors (the “Board”). The Committee shall be appointed by the Board and shall consist of at least three directors, each of whom is independent of management and the Company. With respect to each Committee member, the Board shall affirmatively determine that the member satisfies the requirements for “independence” imposed by the NASDAQ Stock Market or other appropriate governing body, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), and all rules and regulations promulgated thereunder by the Securities and Exchange Commission (the “SEC”) (including that the Company may avail itself of the “phase-in period” contained in NASDAQ Stock Market Rule 4350(a)(5) and Exchange Act Rule 10A-3(b)(1)(iv)(A) with respect to the Committee). Each Committee member must be financially literate, as defined by the Board in its business judgment, or must be able to become financially literate within a reasonable period of time after his or her appointment to the Committee. The Committee chair must have accounting or related financial management expertise, as defined by the Board in its business judgment.

Determination of the true, actual and effective independence of any Audit Committee member that has or had some relationship with the Company, will be made by the Board in accordance with the requirements of the NASDAQ Stock Market and the SEC, with weight given to both prudent principles and “appearances.”

The Committee may invite to any of its meetings other directors, members of Company management and such other persons as it deems appropriate in order to carry out its responsibilities. The Committee will keep minutes of its meetings and will make such minutes available to the full Board for its review. The affirmative vote of a majority of the members of the Committee present at the time of such vote will be required to approve any action of the Committee. Subject to the requirements of any applicable law, regulation or rule, any action required or permitted to be taken at a meeting of the Committee may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all members of the Committee.

STATEMENT OF POLICY.

The Committee shall provide assistance to the Board in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community, and others relating to:  (i) the integrity of the Company’s financial statements and the financial reporting process; (ii) the systems of internal accounting and financial controls; (iii) performance of the Company’s internal audit function and independent auditors; (iv) the independent auditor’s qualifications and independence; (v) the annual independent audit of the Company’s consolidated financial statements; (vi) the legal compliance and ethics programs established by Company management and the Board; and (vii) the Company’s compliance with ethics policies and legal policies and regulatory requirements. In so doing, it is the responsibility of the Committee to maintain free and open communication among the Committee, the independent auditors, the internal auditors, and Company management. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain at the expense of the Company independent outside counsel or other experts or advisers as it determines necessary to carry out its duties.

RESPONSIBILITIES AND PROCESSES.

The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of its activities to the Board. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company therein. For their part, the independent auditors are responsible for auditing the Company’s annual financial statements and for reviewing the Company’s unaudited interim financial statements. The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee shall take the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior.

The following shall be the principal recurring processes of the Committee. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

•       The Committee shall be directly responsible for the appointment (subject, if applicable, to stockholder ratification), termination, compensation, and oversight of the work of the independent auditors, including resolution of disagreements between management and the auditors regarding financial reporting. The Committee shall pre-approve all audit and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform any non-audit services proscribed by law or regulation. The Committee may delegate its pre-approval authority to any member of the Committee. The actions taken by any Committee member to whom such pre-approval authority is delegated must be presented to the full Committee at its next scheduled meeting.

•       The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Committee, as representatives of the Company’s stockholders. The Committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The Committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. The Committee shall annually review the performance of the Company’s independent auditors and determine whether to reappoint the auditors for the upcoming fiscal year, subject to stockholder approval, if applicable.

•       The Committee shall meet at least four times annually, including prior to reappointing the independent auditors for the upcoming fiscal year, and at least annually, the Committee shall obtain and review a report by the independent auditors describing:

•        The independent auditors’ internal quality control procedures.

•        Any material issues raised by the most recent internal quality control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues.

•        All relationships between the independent auditor and the Company (to assess the auditor’s independence).

•       The Committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the Committee shall discuss with management, the internal auditors and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company’s policies and procedures to assess, monitor, and manage business risk, and legal and ethical compliance programs.

•       The Committee shall review the interim financial statements and disclosures made under the section entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

•       The Committee shall review with management and the independent auditors the financial statements and disclosures made under the section entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in the Company’s Annual Report on Form 10-K (or the annual report to stockholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

•       The Committee shall set clear hiring policies for employees or former employees of the independent auditors that comply with SEC regulations and applicable listing standards.

•       The Committee shall periodically meet separately with management, the internal auditors, and the independent auditors to discuss issues and concerns warranting Committee attention. The Committee shall provide sufficient opportunity for the internal auditors and the independent auditors to meet privately with the members of the Committee. The Committee shall review with the independent auditors any audit problems or difficulties and management’s response.

•       The Committee shall receive regular reports from the independent auditors on the critical policies and practices of the Company, and all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management.

•       The Committee shall review management’s assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditors’ report on management’s assertion.

•       The Committee shall review and discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies prior to their release.

•       The Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

•       The Committee shall receive corporate attorneys’ reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

•       The Committee shall prepare its report to be included in the Company’s annual proxy statement as required by SEC regulations.

•       The Committee shall perform an evaluation of its performance at least annually to determine whether it is functioning effectively.

EFFECTIVE DATE.

This Audit Committee Charter was adopted by the Board on January 23, 2006, and will be effective as of the date the Company’s common stock is first quoted on the NASDAQ Stock Market.

APPENDIX B

H&E EQUIPMENT SERVICES, INC.

AMENDED AND RESTATED 2006 STOCK-BASED INCENTIVE COMPENSATION PLAN
ADOPTED JANUARY 23, 2006

AS AMENDED AND RESTATED, EFFECTIVE __________ ___ 200_

H&E EQUIPMENT SERVICES, INC.

2006 STOCK-BASED INCENTIVE COMPENSATION PLAN

I.                   Purpose of the Plan

The purpose of this Amended and Restated Plan is to assist the Company, its Subsidiaries and Affiliates in attracting and retaining valued Employees and Directors by offering them a greater stake in the Company’s success and a closer identity with it, and to encourage ownership of the Company’s Stock by such Employees and Directors.

II.              Definitions

A.   “Affiliate” means any entity other than the Subsidiaries in which the Company has a substantial direct or indirect equity interest, as determined by the Board.

B.   “Award” means an award of Deferred Stock, Restricted Stock, or Options under the Plan.

C.   “Board” means the Board of Directors of the Company.

D.   “Cause” means: (i) the Participant’s willful misconduct or gross negligence in connection with the performance of the Participant’s duties for the Company, its Subsidiaries or Affiliates; (ii) the Participant’s conviction of, or a plea of nolo contendere to, a felony or a crime involving fraud or moral turpitude; (iii) the Participant’s engaging in any business that directly or indirectly competes with the Company, its Subsidiaries or Affiliates; or (iv) disclosure of trade secrets, customer lists or confidential information of the Company, its Subsidiaries or Affiliates to a competitor or unauthorized person.

E.   “Change in Control” means:

1.      the acquisition in one or more transactions by any “Person” (as such term is used for purposes of section 13(d) or section 14(d) of the 1934 Act) but excluding, for this purpose, the Company or its Subsidiaries, any Stockholder of the Company immediately prior to the consummation of the Company’s Initial Public Offering or any employee benefit plan of the Company or its Subsidiaries, of “Beneficial Ownership” (within the meaning of Rule 13d-3 under the 1934 Act) of thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding voting securities (the “Voting Securities”);

2.      the individuals who, as of the effective date of the Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that if the election, or nomination for election by the Company’s Stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board, and provided further that any reductions in the size of the Board that are instituted voluntarily by the Incumbent Board shall not constitute a Change in Control, and after any such reduction the “Incumbent Board” shall mean the Board as so reduced;

3.      a merger or consolidation involving the Company if the Stockholders of the Company, immediately before such merger or consolidation, do not own, directly or indirectly, immediately following such merger or consolidation, more than seventy percent (70%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger or consolidation;

4.      a complete liquidation or dissolution of the Company or a sale or other disposition of all or substantially all of the assets of the Company; or

5.      acceptance by Stockholders of the Company of shares in a share exchange if the Stockholders of the Company immediately before such share exchange, do not own, directly or indirectly, immediately following such share exchange, more than seventy percent (70%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such share exchange.

F.   “Code” means the Internal Revenue Code of 1986, as amended.

G.   “Committee” means the Board or such committee designated by the Board to administer the Plan under Section IV.

H.   “Common Stock” means the common stock of the Company, par value $0.01 per share, or such other class or kind of shares or other securities resulting from the application of Section IX.

I.   “Company” means H&E Equipment Services, Inc., a Delaware Corporation, or any successor company or corporation.

J.   “Company Stock” means the Common Stock or Preferred Stock of the Company.

K.   “Deferred Stock” means an Award made under Section VI of the Plan to receive Company Stock at the end of a specified Deferral Period.

L.   “Deferral Period” means the period during which the receipt of a Deferred Stock Award under Section VI of the Plan will be deferred.

M.   “Director” means a member of either (i) the Company’s Board or (ii) the Board of Directors of one of the Company’s Subsidiaries or Affiliates, who is not an Employee of the Company or any Subsidiary.

N.   “Disability” means, as determined by the Committee in its sole discretion, that an Employee or Director:

1.      is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

2.      is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering Employees or Directors, as applicable, of the Company, its Subsidiaries or Affiliates.

O.   “EBITDA” means for any given year, the Company’s earnings before interest, income taxes, depreciation, amortization and any accounting charges incurred with respect to this Plan or any Awards granted under this Plan as determined after payment of bonuses, if any, but adjusted for purchase accounting or any other items that are considered unique, or likely to affect only one accounting period (unique or “one time” charges are charges for which, under generally accepted accounting principles consistently applied, an adjustment to EBITDA would be considered proper), as determined by the Board, in its sole discretion, based on the audited financial statements for such year.

P.   “Employee” means an officer or other key employee of the Company, a Subsidiary or an Affiliate including a director who is such an employee.

Q.   “Fair Market Value” means, on any given date, the value of one share of Common Stock of the Company’s stock as determined by the Board in its sole discretion.

R.   “Incentive Stock Option” means an Option intended to meet the requirements of an incentive stock option as defined in section 422 of the Code and designated as an Incentive Stock Option.

S.   “Initial Public Offering” means the first underwritten public offering of the Company’s stock pursuant to a Registration Statement filed with the United States Securities and Exchange Commission on Form S-1, or its then equivalent.

T.   “1934 Act” means the Securities Exchange Act of 1934, as amended.

U.   “Non-Qualified Option” means an Option not intended to be an Incentive Stock Option, and designated as a Non-Qualified Option.

V.   “Option” means any option to acquire Stock of the Company granted from time to time under Section VIII of the Plan.

W.   “Participant” means an Employee or Director to whom an Award is made.

X.   “Plan” means the H&E Equipment Services, Inc. 2006 Stock-Based Incentive Compensation Plan herein set forth, as amended from time to time.

Y.   “Preferred Stock” means the preferred stock of the Company, or such other class or kind of shares or other securities resulting from the application of Section IX

Z.   “Restricted Stock” means Company Stock awarded by the Committee under Section VII of the Plan.

AA.   “Restriction Period” means the period during which Restricted Stock awarded under Section VII of the Plan is subject to forfeiture.

BB.   “Retirement” means, in the case of an Employee, retirement from the active employment of the Company, a Subsidiary or an Affiliate pursuant to the relevant provisions of the applicable pension plan of such entity or as otherwise determined by the Board. In the case of a Director, “Retirement” means good-faith and complete termination of the Director’s service for the Company, its Subsidiaries and Affiliates.

CC.   “Securities Act” means the Securities Act of 1933, as amended.

DD.   “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company (or any subsequent parent of the Company) if each of the corporations other than the last corporation in the unbroken chain owns stock possession 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

EE.   “Ten Percent Stockholder” means a person who on any given date owns, either directly or indirectly (taking into account the attribution rules contained in section 424(d) of the Code), stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or a Subsidiary.

III.         Eligibility

Any Employee or Director is eligible to receive an Award.

IV.           Administration and Implementation of Plan

A.    The Plan shall be administered by the Committee, which shall have full power to interpret and administer the Plan and full authority to act in selecting the Employees and Directors to whom Awards will be granted, in determining the type and amount of Awards to be granted to each such Participant, the terms and conditions of Awards granted under the Plan and the terms of agreements which will be entered into with Participants.

B.     The Committee’s powers shall include, but not be limited to, the power to determine whether, to what extent and under what circumstances an Option may be exchanged for cash, Company Stock or some combination thereof; to determine whether, to what extent and under what circumstances an Award is made hereunder; to determine whether, to what extent and under what circumstances Company Stock or cash payable with respect to an Award shall be deferred, either automatically or at the election of the Participant (including the power to add deemed earnings to any such deferral); to grant Awards (other than Incentive Stock Options) that are transferable by the Participant; and to determine the effect, if any, of a Change in Control of the Company upon outstanding Awards. Upon a Change in Control, the Committee may, at its discretion, (i) fully vest all Awards made under the Plan, (ii) cancel any outstanding Awards in exchange for a cash payment of an amount equal to the difference between the then Fair Market Value of the stock underlying the Award and the option or base price of the Award, (iii) after having given the Award Participant a chance to exercise any outstanding Options, terminate any or all of the Award Participant’s unexercised Options, or (iv) if the Company is not the surviving corporation, cause the surviving corporation to assume or replace all outstanding Awards with comparable awards.

C.     The Committee shall have the power to adopt regulations for carrying out the Plan and to make changes in such regulations as it shall, from time to time, deem advisable. The Committee shall endeavor, in good faith, to avoid the application of section 409A of the Code to any Award by taking such action, including suspending the operation of any provision of this Plan or any Award, as it reasonably determines to be necessary or appropriate to that result. No such action shall be deemed to be an amendment adverse to the Participant within the meaning of Section XII.F. Any interpretation by the Committee of the terms and provisions of the Plan and the administration thereof, and all action taken by the Committee, shall be final and binding on Participants.

D.    The Committee may condition the grant of any Award or the lapse of any Deferral or Restriction Period (or any combination thereof) upon the Participant’s achievement of a Performance Goal that is established by the Committee before the grant of the Award. For this purpose, a “Performance Goal” shall mean a goal that must be met by the end of a period specified by the Committee (but that is substantially uncertain to be met before the grant of the Award) based upon: (i) the price of Common Stock, (ii) the market share of the Company, its Subsidiaries or Affiliates (or any business unit thereof), (iii) sales by the Company, its Subsidiaries or Affiliates (or any business unit thereof), (iv) earnings per share of Common Stock, (v) return on shareholder equity of the Company, (vi) costs of the Company, its Subsidiaries or Affiliates (or any business unit thereof), (vii) cash flow of the Company, its Subsidiaries or Affiliates (or any business unit thereof), (viii) return on total assets of the Company, its Subsidiaries or Affiliates (or any business unit thereof), (ix) return on invested capital of the Company, its Subsidiaries or Affiliates (or any business unit thereof), (x) return on net assets of the Company, its Subsidiaries or Affiliates (or any business unit thereof), (xi) operating income of the Company, its Subsidiaries or Affiliates (or any business unit thereof) including, without limitation, EBITDA, or (xii) net income of the Company, its Subsidiaries or Affiliates (or any business unit thereof). The Committee shall have discretion to determine the specific targets with respect to each of these categories of Performance Goals. Before granting an Award or permitting the lapse of any Deferral or Restriction Period subject to this Section, the Committee shall certify that an individual has satisfied the applicable Performance Goal.

V.                Shares of Stock Subject to the Plan

A.    Subject to adjustment as provided in Section IX, the total number of shares of Common Stock available for Awards under the Plan shall be the number of shares equal to twelve percent (12%) of the total number of shares of the Company’s Common Stock outstanding after the consummation of the Company’s Initial Public Offering, including after the exercise, if any, of the underwriters’ option to cover over-allotments. The final number of shares of Common Stock available for Awards under the Plan shall be determined by resolution of the Committee or the Board subsequent to the consummation of the Company’s Initial Public Offering.

B.     The maximum number of shares of Company Stock subject to Awards that may be granted to any Participant during any calendar year (the “Individual Limit”) shall not exceed 20% of the number of shares initially available for Awards under Section V.A. Subject to Section V.C, Section IX and Section XII.F, any Award that is canceled or amended by the Committee shall count against the Individual Limit. Notwithstanding the foregoing, the Individual Limit may be adjusted to reflect the effect on Awards of any transaction or event described in Section IX.

C.     Any shares issued by the Company through the assumption or substitution of outstanding grants from an acquired company shall not (i) reduce the shares available for Awards under the Plan, or (ii) be counted against the Individual Limit. Any shares issued hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares. If any shares subject to any Award granted hereunder are forfeited or such Award otherwise terminates without the issuance of such shares or the payment of other consideration in lieu of such shares, the shares subject to such Award, to the extent of any such forfeiture or termination, shall again be available for Awards under the Plan.

VI.                                Deferred Stock

An Award of Deferred Stock is an agreement by the Company to deliver to the recipient a specified number of shares of Company Stock at the end of a specified deferral period or periods. Such an Award shall be subject to the following terms and conditions:

A.   Deferred Stock Awards shall be evidenced by Deferred Stock agreements. Such agreements shall conform to the requirements of the Plan and may contain such other provisions as the Committee shall deem advisable.

B.   Upon determination of the number of shares of Deferred Stock to be awarded to a Participant, the Committee shall direct that the same be credited to the Participant’s account on the books of the Company but that issuance and delivery of the same shall be deferred until the date or dates provided in Section VI.E hereof. Prior to issuance and delivery hereunder the Participant shall have no rights as an stockholder with respect to any shares of Deferred Stock credited to the Participant’s account.

C.   No dividends shall be paid with respect to Deferred Stock. In lieu thereof, at the end of the Deferral Period the Participant will be credited with that number of additional whole shares of Company Stock that can be purchased (based on their Fair Market Value at the end of the Deferral Period) with the sum of the dividends that would have been paid with respect to an equal number of shares of Company Stock between the grant date of such Deferred Stock and the end of the Deferral Period.

D.   The Committee may condition the grant of an Award of Deferred Stock or the expiration of the Deferral Period upon the Participant’s achievement of one or more Performance Goals specified in the Deferred Stock agreement. If the Participant fails to achieve the specified Performance Goals, the Committee shall not grant the Deferred Stock Award to the Participant, or the Participant shall forfeit the Award and no Company Stock shall be transferred to him pursuant to the Deferred Stock Award.

E.     The Deferred Stock agreement shall specify the duration of the Deferral Period taking into account termination of employment or service as a Director on account of death, Disability, Retirement or other cause. The Deferral Period may consist of one or more installments. At the end of the Deferral Period or any installment thereof the shares of Deferred Stock applicable to such installment credited to the account of a Participant shall be issued and delivered to the Participant (or, where appropriate, the Participant’s legal representative) in accordance with the terms of the Deferred Stock agreement. The Committee may, in its sole discretion, amend a Deferred Stock Award pursuant to Section IV.C hereof.

VII.                           Restricted Stock

An Award of Restricted Stock is a grant by the Company of a specified number of shares of Company Stock to the Participant, which shares are subject to forfeiture upon the happening of specified events. Such an Award shall be subject to the following terms and conditions:

A.   Restricted Stock shall be evidenced by Restricted Stock agreements. Such agreements shall conform to the requirements of the Plan and may contain such other provisions as the Committee shall deem advisable.

B.   Upon determination of the number of shares of Restricted Stock to be granted to the Participant, the Committee shall direct that a certificate or certificates representing the number of shares of Company Stock be issued to the Participant with the Participant designated as the registered owner. The certificates representing such shares shall be legended as to sale, transfer, assignment, pledge or other encumbrances during the Restriction Period and deposited by the Participant, together with a stock power endorsed in blank, with the Company, to be held in escrow during the Restriction Period.

C.   During the Restriction Period the Participant shall have the right to receive dividends from and to vote the shares of Restricted Stock.

D.   The Committee may condition the grant of an Award of Restricted Stock or the expiration of the Restriction Period upon the Participant’s achievement of one or more Performance Goals specified in the Restricted Stock Agreement. If the Participant fails to achieve the specified Performance Goals, the Committee shall not grant the Restricted Stock to the Participant, or the Participant shall forfeit the Award of Restricted Stock and the underlying Company Stock shall be forfeited to the Company.

E.   The Restricted Stock agreement shall specify the duration of the Restriction Period and the performance, employment, service as a Director or other conditions (including termination of  employment or service as a Director on account of death, Disability, Retirement or other cause) under which the Restricted Stock may be forfeited to the Company. At the end of the Restriction Period the restrictions imposed hereunder shall lapse with respect to the number of shares of Restricted Stock as determined by the Committee, and the legend shall be removed and such number of shares delivered to the Participant (or, where appropriate, the Participant’s legal representative). The Committee may, in its sole discretion, amend a Restricted Stock Award pursuant to Section IV.C hereof.

VIII.                      Options

Options give a Participant the right to purchase a specified number of shares of Company Stock from the Company for a specified time period at a fixed price. Options may be either Incentive Stock Options or Non-Qualified Stock Options. The grant of Options shall be subject to the following terms and conditions:

A.   Option Grants:  Options shall be evidenced by Option agreements. Such agreements shall conform to the requirements of the Plan, and may contain such other provisions as the Committee shall deem advisable.

B.   Option Price:  The price per share at which Company Stock may be purchased upon exercise of an Option shall be determined by the Committee, but shall be not less than the Fair Market Value of a share of Company Stock on the date of grant. In the case of any Incentive Stock Option granted to a Ten Percent Stockholder, the option price per share shall not be less than 110% of the Fair Market Value of a share of Company Stock on the date of grant.

C.   Term of Options:  The Option agreements shall specify when an Option may be exercisable and the terms and conditions applicable thereto. The term of an Option shall in no event be greater than ten years (five years in the case of an Incentive Stock Option granted to a Ten Percent Stockholder and ten years in the case of all other Incentive Stock Options).

D.   Incentive Stock Options:  Each provision of the Plan and each Option agreement relating to an Incentive Stock Option shall be construed so that each Incentive Stock Option shall be an incentive stock option as defined in section 422 of the Code, and any provisions of the Option agreement thereof that cannot be so construed shall be disregarded. In no event may a Participant be granted an Incentive Stock Option which does not comply with such grant and vesting limitations as may be prescribed by section 422(b) of the Code. Incentive Stock Options may not be granted to Directors or employees of Affiliates.

E.   Restrictions on Transferability:  No Incentive Stock Option shall be transferable otherwise than by will or the laws of descent and distribution and, during the lifetime of the Participant, shall be exercisable only by the Participant. Upon the death of a Participant, the person to whom the rights have passed by will or by the laws of descent and distribution may exercise an Incentive Stock Option only in accordance with this Section VIII.

F.   Payment of Option Price:  The option price of the shares of Company Stock upon the exercise of an Option shall be paid: (i) in full in cash at the time of the exercise or, (ii) with the consent of the Committee, in whole or in part in Company Stock held by the Participant for at least six months valued at Fair Market Value on the date of exercise. With the consent of the Committee, payment upon the exercise of a Non-Qualified Option may be made in whole or in part by Restricted Stock which has been held by the Participant for at least six months (based on the fair market value of the Restricted Stock on the date the Option is exercised, as determined by the Committee). In such case the Company Stock to which the Option relates shall be subject to the same forfeiture restrictions originally imposed on the Restricted Stock exchanged therefor.

G.  Termination by Death:  If a Participant’s employment by or service as a Director of the Company, a Subsidiary or Affiliate terminates by reason of death, any Option granted to such Participant may thereafter be exercised (to the extent such Option was exercisable at the time of death or on such accelerated basis as the Committee may determine at or after grant) by, where appropriate, the Participant’s transferee or by the Participant’s legal representative, for a period of 12 months from the date of death or until the expiration of the stated term of the Option, whichever period is shorter.

H.  Termination by Reason of Disability:  If a Participant’s employment by or service as a Director of the Company, a Subsidiary or Affiliate terminates by reason of Disability, any unexercised Option granted to the Participant may thereafter be exercised by the Participant (or, where appropriate, the Participant’s transferee or legal representative), to the extent it was exercisable at the time of termination, for a period of 24 months or such shorter term as determined by the Committee (12 months in the case of an Incentive Stock Option) from the date of such termination of employment or until the expiration of the stated term of the Option, whichever period is shorter.

I.    Termination by Reason of  Retirement:  If a Participant’s employment by or service as a Director of the Company, a Subsidiary or Affiliate terminates by reason of Retirement, any unexercised Option granted to the Participant may thereafter be exercised by the Participant (or, where appropriate, the Participant’s transferee or legal representative), to the extent it was exercisable at the time of termination, for a period of 5 years or such shorter term as determined by the Committee (12 months in the case of an Incentive Stock Option) from the date of such termination of employment or service as a Director or until the expiration of the stated term of the Option, whichever period is shorter. Notwithstanding the foregoing, if, and to the extent, required by section 409A of the Code in the case of a Specified Employee, as defined in section 409A(a)(2)(B) of the Code, any unexercised Option shall not be exercised earlier than six months after the date of retirement.

J.    Termination Not for Cause:  If a Participant’s employment by or service as a Director of the Company, a Subsidiary or Affiliate is terminated by the Company, the Subsidiary or Affiliate not for Cause, any unexercised Option granted to the Participant may thereafter be exercised by the Participant (or, where appropriate, the Participant’s transferee or legal representative), to the extent it was exercisable at the time of termination, for a period of 60 days or such shorter term as determined by the Committee from the date of such termination of employment or service as a Director or until the expiration of the stated term of the Option, whichever period is shorter. Notwithstanding the foregoing, and to the extent required by section 409A of the Code in the case of a Specified Employee, as defined in section 409A(a)(2)(B) of the Code, any unexercised Option shall not be exercised earlier than six months after the date of termination not for cause.

K.   Termination for Cause or Other Reason:  If a Participant’s employment by or service as a Director of the Company, a Subsidiary or Affiliate is terminated by the Company, the Subsidiary or Affiliate for Cause, or otherwise terminates for any reason not specified in this Section VIII (including a voluntary termination), all unexercised Options awarded to the Participant shall terminate on the date of such termination.

IX. Adjustments upon Changes in Capitalization

In the event of a reorganization, recapitalization, stock split, spin-off, split-off, split-up, stock dividend, issuance of stock rights, combination of shares, merger, consolidation or any other change in the corporate structure of the Company affecting Company Stock, or any distribution to stockholders other than a cash dividend, the Board shall make appropriate adjustment in the number and kind of shares authorized by the Plan and any other adjustments to outstanding Awards as it determines appropriate. No fractional shares of Company Stock shall be issued pursuant to such an adjustment. The Fair Market Value of any fractional shares resulting from adjustments pursuant to this Section shall, where appropriate, be paid in cash to the Participant.

X. Effective Date, Termination and Amendment

This Amendment and Restatement of the Plan shall become effective on the date the Amendment and Restatement is approved by the Board, provided that Options granted under the Plan to Directors shall expressly not be exercisable until this Amendment and Restatement shall have been approved by the Company’s stockholders in accordance with the rules of the NASDAQ Stock Market and applicable law. The Plan shall remain in full force and effect until the earlier of ten years from the effective date, or the date it is terminated by the Board. The Board shall have the power to amend, suspend or terminate the Plan at any time, provided that no such amendment shall be made without stockholder approval which shall (i) increase (except as provided in Section IX) the total number of shares available for issuance pursuant to the Plan; (ii) change the class of Employees or Directors eligible to be Participants; (iii) modify the Individual Limit (except as provided Section IX) or the categories of Performance Goals set forth in Section IV.D; or (iv) change the provisions of this Section X. Termination of the Plan pursuant to this Section X shall not affect Awards outstanding under the Plan at the time of termination.

XI. Transferability

Except as provided below, Awards may not be pledged, assigned or transferred for any reason during the Participant’s lifetime, and any attempt to do so shall be void and the relevant Award shall be forfeited. The Committee may grant Awards (except Incentive Stock Options) that are transferable by the Participant during his lifetime, but such Awards shall be transferable only to the extent specifically provided in the agreement entered into with the Participant. The transferee of the Participant shall, in all cases, be subject to the provisions of the agreement between the Company and the Participant.

XII. General Provisions

A.   Nothing contained in the Plan, or any Award granted pursuant to the Plan, shall confer upon any Employee or Director any right to continued employment by or service as a Director of the Company, a Subsidiary or Affiliate, nor interfere in any way with the right of the Company, a Subsidiary or Affiliate to terminate the employment or service as a Director of any Participant at any time.

B.   For purposes of this Plan, transfer of employment or service as a Director between the company and its Subsidiaries and Affiliates shall not be deemed termination of employment or service as a Director.

C.   Participants shall be responsible to make appropriate provision for all taxes required to be withheld in connection with any Award, the exercise thereof and the transfer of shares of Company Stock pursuant to this Plan. Such responsibility shall extend to all applicable Federal, state, local or foreign withholding taxes. In the case of the payment of Awards in the form of Company Stock, or the exercise of Options, the Company shall, at the election of the Participant, have the right to retain the number of shares of Company Stock whose Fair Market Value equals the amount legally required to be withheld in satisfaction of the applicable withholding taxes. Agreements evidencing such Awards shall contain appropriate provisions to effect withholding in this manner.

D.   Without amending the Plan, Awards may be granted to Employees or Directors who are foreign nationals or employed outside the United States or both, on such terms and conditions different from those specified in the Plan as may, in the judgment of the committee, be necessary or desirable to further the purpose of the Plan.

E.   To the extent that Federal laws (such as the 1934 Act, the Code or the Employee Retirement Income Security Act of 1974) do not otherwise control, the Plan and all determinations made and actions taken pursuant hereto shall be governed by the law of Delaware and construed accordingly.

F.   The Committee may amend any outstanding Awards to the extent it deems appropriate; provided, however, except as provided in Section IX, no Award may be repriced, replaced, regranted through cancellation, or modified without stockholder approval. The Committee may amend Awards without the consent of the Participant, except in the case of amendments adverse to the Participant, in which case the Participant’s consent is required to any such amendment.

H&E Equipment Services, Inc.

ANNUAL MEETING OF STOCKHOLDERS

June 6, 2006

9:00 a.m. Central Daylight Time

Sheraton Baton Rouge

102 France Street

Baton Rouge, LA 70816

H&E Equipment Services, Inc. 11100 Mead Road, Suite 200 Baton Rouge, LA 70816	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 6, 2006.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint John M. Engquist and Leslie S. Magee, each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

VOTE BY TELEPHONE OR INTERNET

Voting by telephone or over the Internet is quick, easy and immediate. As a H&E Equipment Services, Inc. common stockholder of record, you have the option of voting your common shares electronically over the Internet or by telephone, eliminating the need to return this proxy card. Your electronic vote authorizes the named proxies to vote your share sin the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m. Eastern Daylight Time, on June 5, 2006.

To Vote Your Proxy Over the Internet

www.continental stock.com

Have your proxy card available when you access the above website. Follow the prompts to vote your common shares.

To Vote Your Proxy Over the Internet

1 (866) 894-0537

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call the above number. Follow the voting instructions to vote your common shares.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING  OVER THE INTERNET OR BY TELEPHONE.

VOTE BY MAIL

To Vote Your Proxy by Mail

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided.

FOLD AND DETACH HERE AND READ THE REVERSE SIDE

PROXY

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.	Please Mark your notes like this	☒

1.	Election of directors: 01 Gary W Bagley 02 John M. Engquist 03 Keith E. Alessi 04 Bruce C. Bruckmann 05 Lawrence C. Karlson 06 John T. Sawyer	FOR ☐	WITHHELD AUTHORITY ☐	2.	Approval of Amendment to and Restatement of 2006 Stock-Based Incentive Compensation Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐
				3.	Ratification of Appointment Of BDO Seidman, LLP as Independent Registered Public Accounting Firm.	FOR ☐	AGAINST ☐	ABSTAIN ☐

The Board recommends a vote FOR each Board nominee, FOR the approval of the  amendment to and restatement of the Company’s 2006 Stock-Based Incentive  Compensation Plan and FOR ratifications of the appointment of BDO Seidman, LLP  as the Company’s independent registered public accounting firm.

					Address Change? Mark Box to the Right indicate changes:	☐

Signature:	Signature:	Date:

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.